1550 Crystal Drive

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THE GRACE
THE GRACE

JBG SMITH

QUARTERLY INVESTOR PACKAGE | Q4 2025

TABLE OF CONTENTS

LETTER TO SHAREHOLDERS
SECTION ONE

Q4 2025 EARNINGS RELEASE
SECTION TWO

Q4 2025 SUPPLEMENTAL INFORMATION
SECTION THREE

Management Letter

February 17, 2026

Our Fellow Shareholders:

As we begin 2026, the macro-economic environment remains mixed and defined by uneven growth, shifting interest-rate expectations, and continued uncertainty around federal spending. Yet even with this backdrop, the DC region appears to be finding its footing. The federal workforce has absorbed the bulk of last year’s adjustments, and with Congress restoring funding in several key areas and putting guardrails around future cuts, the sense is that the worst of the disruption is behind us. At the same time, defense and intelligence spending is set to grow meaningfully in the years ahead, reinforcing long-term demand drivers in our markets, especially National Landing. These shifts are already reflected in local real estate fundamentals. While DC has felt the brunt of federal spending and employment cuts, especially the multifamily market, Northern Virginia – supported by defense, technology, and diversified private-sector growth – continues to show relative resilience across both multifamily and office asset classes with potential upside on the horizon.

Looking ahead, political and economic uncertainty remains, but our transformation of National Landing continues to bear fruit and deepen its relevance as a defense-tech hub; and our North Star remains unchanged: maximizing long-term NAV per share through disciplined capital allocation

The following are highlights from this quarter and the year:

2025 Accomplishments

Sold or recapitalized $660.3 million of multifamily and land assets at a weighted average capitalization rate of 4.3%, including the following significant transactions:

◾	$194.0 million sale of 8001 Woodmont, a 322-unit multifamily asset in Bethesda, Maryland
◾	$186.0 million sale of WestEnd25, a 283-unit multifamily asset in the West End submarket of Washington, DC
◾	$155.0 million sale of The Batley, a 432-unit multifamily asset in the Union Market neighborhood of Washington, DC
◾	$100.0 million sale of a 40% interest in West Half, a 465-unit multifamily asset in the Ballpark submarket of Washington, DC

Acquired $61.2 million of office assets at a weighted average capitalization rate of 17.9%, representing an $87 per square foot acquisition price

◾	Acquired Tysons Dulles Plaza, a three-building office campus in Tysons, Virginia, for $42.3 million. The three office buildings comprise approximately 491,500 square feet. Given our extremely low basis, we have the ability to offer attractive lease terms to incentivize external demand while maintaining the flexibility to relocate existing tenancy while we re-entitle one of the buildings for ground-up residential development.
◾	Acquired Dulles View in a joint venture with a defense-tech tenant for $31.5 million ($18.9 million at our 60% share). These two office towers in Herndon, Virginia comprise approximately 354,400 square feet (212,600 square feet at our share). We intend to drive occupancy, extend WALT, and bring liquidity to a formerly distressed asset.

Leased approximately 723,000 square feet of office space

◾	These leases have a weighted average lease term of 4.1 years and include 327,000 square feet of new leasing with a weighted average lease term of 6.1 years, 243,000 square feet of which is in National Landing. Demand in National Landing remains strong, driven by the growing defense tech sector’s desire for proximity to the Pentagon and the appeal of the highly amenitized neighborhood we created.

Completed construction of The Zoe and Valen, two multifamily towers in the heart of National Landing, totaling 775 units.

◾	As of year end, the towers were 42.6% leased and pace continues to be strong driven by the lack of competing new supply in the submarket and the vibrant amenities we created through our placemaking interventions.
◾	We expect these assets to generate $21.1 million of annualized NOI once stabilized.

Entitled 2.2 million SF of estimated potential development density in National Landing.

◾	Entitled approximately 870 mid-rise multifamily units and approximately 250 townhomes across multiple sites.
◾	Entitled 2100 and 2200 Crystal Drive, two obsolete office buildings, for conversion into a 345-key, dual branded hotel and 195 multifamily units.

Reduced G&A by approximately 10% in 2025, a total reduction of over 40% since 2019

◾	Continued to reorganize teams and maximize efficiency

Capital Allocation

Our capital allocation strategy remains anchored in our core objective: maximizing long-term NAV per share growth. Drawing on our deep expertise in mixed-use, urban infill real estate, we have consistently rotated across asset classes based on relative value, cost of capital, and risk-adjusted return potential. In previous cycles, this has meant divesting low-cap-rate CBD office assets and reallocating capital into higher-yield multifamily development. Alternatively, during cycles marked by strong private-market demand, we have focused on monetizing multifamily assets — often at premiums to NAV — creating efficient sources of capital for opportunistic investments. This disciplined, return-driven approach enables us to continually recycle capital into opportunities we believe offer the strongest long-term NAV per share growth potential.

We continue to believe that share repurchases offer highly attractive returns when our shares trade at a meaningful discount to NAV. In today’s market environment, we believe that distressed office acquisitions offer comparably compelling economics. Going forward, the balance between our investment in new acquisitions and share repurchases will remain opportunistic. We expect to fund growth opportunities through a combination of asset sales and private equity joint ventures – choosing among these sources based on their relative cost of capital and availability at the time. Across all channels, our capital allocation strategy remains focused on enhancing long-term shareholder value and positioning our portfolio for sustained NAV per share growth.

During the fourth quarter, we sold 2100 Crystal Drive, a recently entitled opportunity to convert an obsolete office building into a 345-key, dual-branded hotel in National Landing, for $8.0 million. Over the course of 2025, we closed $660.3 million of dispositions and recapitalizations, representing an average capitalization rate of 4.8% on the income-producing multifamily assets. Recent softness in the multifamily investment sales market, especially in DC proper, has added to transaction timelines, but that market continues to be a source of capital. Subsequent to year end, we closed on the sale of Potomac Yard Landbay H, a land parcel in National Landing that we recently entitled for 120 townhome units, for $50.7 million.

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Given the substantial discount our shares have historically traded at relative to NAV, we allocated a significant amount of our capital to share repurchases. During 2025, we repurchased 26.8 million shares at an average price of $16.52 per share, totaling $443.1 million. Since launching our share repurchase program in 2020, we have repurchased 84.3 million shares, which is approximately 63% of the shares outstanding as of December 31, 2019, at an average price of $18.77 per share, totaling $1.6 billion.

We are actively pursuing new growth opportunities that align with our strategy and leverage our competitive strengths as a mixed-use owner, operator, and developer. We expect to fund these investments primarily through asset recycling. We believe the current market dislocation is creating some of the most compelling office investment opportunities in nearly two decades, as reflected in our recent acquisitions of Tysons Dulles Plaza in May and Dulles View in December. These acquisitions represent an approximately 18% going-in capitalization rate and an $87 per square foot acquisition price. In parallel, we continue to explore the monetization of our land bank and recapitalization of certain assets. These initiatives support incremental fee revenue and carried interest income through third-party joint ventures, while enabling continued investment in high-growth markets without increasing leverage.

Financial and Operating Metrics

For the three months ended December 31, 2025, we reported Core FFO attributable to common shares of $9.9 million, or $0.17 per diluted share. Annualized NOI increased 1.2% quarter over quarter, totaling $244.7 million, excluding assets that were sold or recently acquired. Our multifamily portfolio ended the quarter at 84.7% leased and 82.7% occupied. Our office portfolio ended the quarter at 77.5% leased and 75.1% occupied. Our portfolio Same Store NOI decreased 4.2% and 5.1% for the three months and year ended December 31, 2025.

As of December 31, 2025, our Net Debt to Annualized Adjusted EBITDA was 12.5x. We are currently operating at elevated leverage levels while our newly constructed multifamily assets (The Grace, Reva, The Zoe, and Valen) lease up. In the near term, we expect our leverage will moderate through additional income from the stabilization of these newly constructed multifamily assets and additional commercial revenue from our signed but not yet commenced leases.

Our floating rate exposure remains low, with 84.7% of our debt fixed or hedged as of the end of the fourth quarter, after accounting for in-place interest rate swaps and caps. The floating rate exposure is tied to our revolving credit facility and assets where the business plan warrants preserving flexibility. We continue to be well positioned with respect to our near-term debt maturities. Our debt has a weighted average maturity of 2.8 years, after adjusting for by-right extension options. Our non-recourse asset-level financing strategy continues to be most valuable in an environment like today, providing a floor on our downside risk.

Operating Portfolio

Multifamily Trends

Our Same Store multifamily portfolio ended the quarter at 91.8% leased, down 1.3%, and 90.4% occupied, down 1.8% quarter over quarter, largely driven by our assets in the District. In our Same Store multifamily portfolio, effective rents for new leases decreased 8.1% and increased 3.4% upon renewal while achieving a 53.4% renewal rate during the fourth quarter, and decreased 1.1% for new leases and increased 5.0% upon renewal while achieving a 56.2% renewal rate during 2025. Our multifamily portfolio Same Store NOI decreased 5.1% and 2.4% for the three months and year ended December 31, 2025, driven by lower occupancy and higher operating expenses, partially offset by higher rents.

We continue to make progress leasing up our recently completed assets – The Grace, Reva, The Zoe, and Valen – which were 63.2% leased on average as of year end. We believe that the amenity-rich environment we have

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developed in National Landing and proximity to transit are key factors contributing to the successful leasing performance.

DC Metro Multifamily Trends (based on CoStar, Apartment List, and BLS data)

The softness we have observed in our multifamily operating portfolio is mirrored by the broader DC metro area – largely the result of a tumultuous job market. The metro area shed 48,500 jobs from November 2024 to November of 2025. The losses were driven by the federal government, which lost 52,400 jobs during the same period, implying net growth across all other sectors. Most of these losses were recorded in October with the “fork in the road” federal buyouts going into effect on September 30th. November, however, saw losses taper significantly. While the losses were the culmination of the now-defunct DOGE effort, the passage by Congress of bipartisan “minibus” appropriations bills has begun the restoration of funding for certain agencies (namely health and science agencies) and improved protections for remaining federal workforces. The defense budget (already $1 trillion in FY2025 with reconciliation) grew as part of the FY2026 appropriations and the FY2027 proposed budget is $1.5 trillion. Despite robust debate, Homeland Security spending is also likely to remain elevated although its FY2026 budget had not been approved at the time of this writing. The passage of these bills and the provisions that come with them suggests that the largest of the cuts – both budget and workforce – are likely behind us particularly as we enter a contested midterm election cycle. DC proper has borne the brunt of the cuts, accounting for just over 48% of federal job losses in the DC metro region as of November 2025, despite making up only 23% of the region’s total employment as of November 2024. Northern Virginia’s greater exposure to currently favored defense, intelligence, and homeland security agencies has helped to insulate it somewhat.

Against this backdrop, Apartment List data reported a 3.6% year-over-year rent decline for DC proper and 1.2% rent decline for the metro area. Arlington County, where National Landing is located, saw just shy of a 1.0% rent decline – similar to Fairfax and Loudoun Counties – which are also home to significant national security demand drivers. From an occupancy perspective, the metro region ended the year at 93.4% occupied (a metric most comparable to our percentage leased figure) with Arlington at 93.1% and DC proper at 92.0% occupied. All have seen occupancies soften significantly, and the metro region now lags the other gateway markets in both occupancy and rent growth.

Looking forward, however, the stemming of federal job losses, the restoration of federal funding to many impacted agencies, and new protections for federal employment – coupled with significant current and planned defense and intelligence spending – should stabilize demand in 2026 into 2027. New supply, as we have noted in the past, remains extremely muted with CoStar showing only three new starts in the fourth quarter totaling 1,083 units. Nearly all of these starts are wood frame projects on the extreme outer edges of the metro region – the least expensive to start and not competitive with our urban assets. In total, about 1.2% of inventory is under construction as of the fourth quarter. We believe supply will remain constrained in the medium-term, giving stabilized demand an opportunity to drive occupancy and rent growth, although recovery will not be immediate.

Office Trends

Our office portfolio ended the quarter at 77.5% leased, down 0.1% quarter over quarter, and 75.1% occupied, down 0.6% quarter over quarter. The spread between our leased and occupied percentages represents approximately $10.2 million of contractual annualized rent, which is expected to commence by year end. In the fourth quarter, we executed 262,000 square feet of leases with a weighted average lease term of 3.3 years. For second generation leases, the rental rate mark-to-market was negative 3.2%.

Leasing activity continued to be strong during the fourth quarter. Leasing in National Landing continues to be driven primarily by office users who fall into three categories: (i) companies who need SCIF/secure facility space; (ii) technology-related new tenants largely attracted by the recent delivery of our placemaking interventions; and (iii)

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defense-related tenants who have long called this submarket home. 90% of our fourth quarter leasing activity and 93% of our 2025 leasing activity was with tenants in the defense and technology industries. Demand for SCIF spaces that meet the current standard is particularly strong, and the ability to deliver new SCIF or assign existing SCIF is often a major differentiator in our tenant conversations. Looking forward, we have modest lease rollover during the next five years in National Landing, averaging approximately 6% per year, and we expect our retention rate to improve given approximately 70% of the tenancy in our National Landing portfolio comprises defense-tech tenants.

Our leasing efforts continue to focus on buildings with long-term potential, concentrating occupancy in areas of National Landing that we have enhanced through our placemaking interventions and that are accessible via multi-modal transportation. In total, we will have taken over 1.0 million square feet of obsolete office space out of service in National Landing. Our rationale for reducing competitive stock in National Landing remains the same: to help foster a healthier long-term office market while repurposing older, underutilized buildings for redevelopment or conversion to multifamily housing, hospitality, or other complimentary uses that will support a vibrant mixed-use environment.

Northern Virginia Office Trends (based on JLL and CBRE data)

The tide is turning for office in Northern Virginia. Defense and professional services drove strong leasing activity reflecting healthy federal budgets in the national security space which is concentrated in Northern Virginia. CBRE reported absorption turning positive in 2025 for the first time since 2019. While the gain was just shy of 500,000 square feet across a roughly 150 million square-foot market and vacancy remained over 22%, this gain is an important milestone on the road to recovery. Although new leasing is often a mixed bag of growth and contractions as companies continue to work through optimal space utilization, demand is only one part of the equation. The re-pricing of suburban office and the relative health of the Virginia multifamily and housing market – not to mention data center market – have also continued to contribute meaningfully to a reduction in inventory that we have not seen as consistently in any other jurisdiction. JLL reported in the fourth quarter that a further 2.7 million square feet of office came offline, with the redevelopment pipeline now at 13.8 million square feet and office inventory at its lowest level since 2016. This has created pockets of extremely low vacancy rates far below the headline statistics, particularly in nodes around major sources of defense or intelligence contracting.

The robust defense spending environment along with growth in homeland security and intelligence functions, continues to be an important driver of this increasing demand particularly among the new generation of defense technology companies which are receiving increasing focus, attention, and funding. This trend will continue to disproportionately favor Northern Virginia versus DC proper given that Virginia is home to both the defense and intelligence community customers as well as many of their largest contractors. We believe that defense and intelligence spending will likely remain a bipartisan priority even after midterm elections and a robust source of continued future growth not only for National Landing but for our new acquisitions along the contractor-heavy Dulles Toll Road and Route 28 corridors.

* * *

As we look ahead, our priorities are clear. We will continue to execute with discipline, focus on the long-term value of our business, and allocate capital where we see the most compelling risk-adjusted opportunities. The progress we made in 2025 – from advancing the transformation of National Landing to deepening our portfolio concentration and capturing significant NAV accretion through asset recycling and share repurchases – reflects the strength of our strategy and the resilience of our team. Several encouraging signs emerged late in the year, including moderating inflation, improving capital market stability, and sustained demand from defense- and technology-oriented tenants in National Landing. These trends give us reason for cautious optimism heading into the new year, even as we remain

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clear-eyed about the risks inherent in a still-volatile macro backdrop. While we expect the macro environment to continue on an uneven path, similar periods have historically offered the greatest opportunity for well-positioned, long-term investors. We believe our mixed-use platform, our balance sheet strategy, and our ability to capitalize on dislocation will serve us well in 2026. The quality of our assets, the strong demand drivers in National Landing, and our disciplined approach to capital allocation give us confidence in our ability to navigate near-term volatility and deliver sustained NAV per share growth.

We appreciate your continued trust and partnership as we pursue opportunities we believe will drive durable, long-term value for our shareholders.

Sincerely,

W. Matthew Kelly

Chief Executive Officer

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Section Two – Earnings Release

FOR IMMEDIATE RELEASE

gs Release

CONTACT

Kevin Connolly

Executive Vice President, Portfolio Management & Investor Relations

(240) 333-3837

kconnolly@jbgsmith.com

JBG SMITH ANNOUNCES FOURTH QUARTER AND FULL YEAR 2025 RESULTS

Bethesda, MD (February 17, 2026) - JBG SMITH (NYSE: JBGS), a leading owner, operator, and developer of mixed-use properties in the Washington, DC market, today filed its Form 10-K for the year ended December 31, 2025 and reported its financial results.

Additional information regarding our results of operations, properties, and tenants can be found in our Fourth Quarter 2025 Investor Package, which is posted in the Investor Relations section of our website at www.jbgsmith.com. We encourage investors to consider the information presented here with the information in that document.

Fourth Quarter 2025 Highlights

●	Net loss, Funds From Operations ("FFO") and Core FFO attributable to common shareholders were:

	FOURTH QUARTER AND FULL YEAR COMPARISON
in millions, except per share amounts	Three Months Ended				Year Ended
	December 31, 2025		December 31, 2024		December 31, 2025		December 31, 2024
	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share
Net loss (1)	$(45.5)	$(0.78)	$(59.9)	$(0.72)	$(139.1)	$(2.09)	$(143.5)	$(1.65)
FFO (2)	$(7.3)	$(0.12)	$11.1	$0.13	$6.6	$0.10	$55.6	$0.63
Core FFO	$9.9	$0.17	$11.6	$0.14	$38.9	$0.58	$73.9	$0.83

_____________

(1)	Includes gains (losses) on the sale of real estate of $46.6 million and $(2.8) million for the years ended December 31, 2025 and 2024. Includes impairment losses of $20.8 million and $65.8 million for the three months and year ended December 31, 2025, and $37.2 million and $55.4 million for the three months and year ended December 31, 2024.
(2)	Includes impairment losses related to non-depreciable real estate and intangible assets, net of tax, of $20.5 million and $28.9 million for the three months and year ended December 31, 2025, and $6.8 million and $25.0 million for the three months and year ended December 31, 2024.
●	Annualized Net Operating Income ("Annualized NOI") for the three months ended December 31, 2025 was $245.3 million, compared to $242.3 million for the three months ended September 30, 2025, at our share. Excluding the assets that were sold and recently acquired, Annualized NOI for the three months ended December 31, 2025 was $244.7 million, compared to $241.8 million for the three months ended September 30, 2025, at our share.

o	The increase in Annualized NOI, excluding the assets that were sold and recently acquired, was substantially attributable to (i) lower utilities expense and successful real estate tax appeals, partially offset by higher repairs and maintenance expense in our commercial portfolio, and (ii) the continued lease up of our recently delivered assets and lower utilities expense, partially offset by lower occupancy and market rents in our Same Store multifamily portfolio.
●	Same Store NOI ("SSNOI") at our share decreased 4.2% quarter-over-quarter to $53.6 million for the three months ended December 31, 2025.
o	The decrease in SSNOI was substantially attributable to (i) lower occupancy and higher utilities expense, partially offset by lower real estate taxes in our commercial portfolio and (ii) lower occupancy in our multifamily portfolio.

Operating Portfolio

●	The operating multifamily portfolio was 84.7% leased and 82.7% occupied as of December 31, 2025, compared to 89.1% and 87.2% as of September 30, 2025, at our share. Our Same Store multifamily portfolio was 91.8% leased and 90.4% occupied as of December 31, 2025, compared to 93.1% and 92.2% as of September 30, 2025, at our share.
●	In our Same Store multifamily portfolio, effective rents decreased by 8.1% for new leases and increased by 3.4% upon renewal while achieving a 53.4% renewal rate during the fourth quarter, and decreased by 1.1% for new leases and increased by 5.0% upon renewal while achieving a 56.2% renewal rate during 2025.
●	The operating commercial portfolio was 77.5% leased and 75.1% occupied as of December 31, 2025, compared to 77.6% and 75.7% as of September 30, 2025, at our share.
●	Executed approximately 262,000 square feet of office leases at our share during the three months ended December 31, 2025, including approximately 77,000 square feet of new leases. Second-generation leases generated a 3.2% rental rate decrease on a cash basis and a 0.2% rental rate increase on a GAAP basis.
●	Executed approximately 723,000 square feet of office leases at our share during the year ended December 31, 2025, including approximately 327,000 square feet of new leases. Second-generation leases generated a 1.2% rental rate decrease on a cash basis and a 0.8% rental rate increase on a GAAP basis.

Development Portfolio

Under-Construction

●	During the quarter, Valen, a 355-unit multifamily asset, was placed into service.

Development Pipeline

●	As of December 31, 2025, our development pipeline consisted of 3.6 million square feet of estimated potential development density at our share.

Third-Party Real Estate Services Business

●	For the three months ended December 31, 2025, revenue from third-party real estate services, including reimbursements, was $17.8 million. Excluding reimbursements and service revenue from our interests in real estate ventures, revenue from our third-party real estate services business was $6.9 million, primarily driven by $4.6 million of property and asset management fees.

Balance Sheet

●	As of December 31, 2025, our total enterprise value was approximately $3.7 billion, comprising 72.6 million common shares and units valued at $1.2 billion, and debt (net of premium / (discount) and deferred financing costs) at our share of $2.5 billion, less cash and cash equivalents at our share of $76.8 million.
●	As of December 31, 2025, we had $75.3 million of cash and cash equivalents ($76.8 million of cash and cash equivalents at our share), and $540.2 million of undrawn capacity under our revolving credit facility.
●	Net Debt to annualized Adjusted EBITDA at our share for the three months ended December 31, 2025 was 12.5x, and our Net Debt / total enterprise value was 66.5% as of December 31, 2025.

Investing and Financing Activities

●	In December 2025, we sold 2100 Crystal Drive, a development parcel in Arlington, Virginia, for $8.0 million.
●	In December 2025, we acquired Dulles View, a 354,378 square-foot asset comprising two commercial buildings in Herndon, Virginia, through a real estate venture, for $31.5 million of which our share was $18.9 million.
●	During the fourth quarter of 2025, we repurchased and retired 383,758 common shares for $7.9 million, a weighted average purchase price per share of $20.49.

Subsequent to December 31, 2025

●	In January 2026, we extended the maturity date of the $200.0 million Tranche A-1 Term Loan by one year to January 2027.
●	In February 2026, we sold Potomac Yard Landbay H, a development parcel in Alexandria, Virginia, for $50.7 million.
●	Through February 13, 2026, we repurchased and retired 647,843 common shares for $10.6 million, a weighted average purchase price per share of $16.41, pursuant to a repurchase plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.

Dividends

●	On December 16, 2025, our Board of Trustees declared a quarterly dividend of $0.175 per common share, which was paid on January 13, 2026 to shareholders of record as of December 30, 2025.

About JBG SMITH

JBG SMITH owns, operates, and develops mixed-use properties concentrated in amenity-rich, Metro-served submarkets in and around Washington, DC, most notably National Landing, where through our focus on placemaking, we cultivate vibrant, highly amenitized, walkable neighborhoods. JBG SMITH's portfolio comprises 12.0 million square feet at share of multifamily, office, and retail assets, and a 3.6 million square-foot development pipeline. For more information on JBG SMITH please visit www.jbgsmith.com.

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results, financial condition and business of JBG SMITH Properties ("JBG SMITH," the "Company," "we," "us," "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate," "hypothetical," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "may" or similar expressions in this earnings release. We also note the following forward-looking statement: whether the estimated square feet in our development pipeline is accurate.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, including reductions in federal government spending, headcount, or leasing, trends in multifamily housing demand in the Washington, DC metropolitan area, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2025 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

Pro Rata Information

We present certain financial information and metrics in this release "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our consolidated financial statements as reported under GAAP.

Occupancy, non-GAAP financial measures, leverage metrics, operating assets and operating metrics presented in our investor package exclude our 10.0% subordinated interest in one commercial building and our 33.5% subordinated interest in four commercial buildings, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures, as our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

Non-GAAP Financial Measures

This release includes non-GAAP financial measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why JBG SMITH's management believes that the presentation of these measures provides useful information to investors regarding JBG SMITH's financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this earnings release. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies. In addition to "at share" financial information, the following non-GAAP measures are included in this release:

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps and caps) and certain non-cash expenses (primarily depreciation and amortization expense on our assets). EBITDAre is computed in accordance with the definition established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expense, gains (losses) on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate and intangible assets, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, litigation costs and income from investments. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results.

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by Nareit in the Nareit FFO White Paper - 2018 Restatement. Nareit defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization expense related to real estate, gains (losses) from the sale of certain real estate assets, gains (losses) from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items which we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate and intangible assets, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, litigation costs, income from investments, amortization of the management contracts intangible and the mark-to-market of derivative instruments, including our share of such adjustments for unconsolidated real estate ventures.

FAD represents Core FFO adjusted for recurring capital expenditures and Second-generation tenant improvements and leasing commissions, net deferred rent activity, lease incentive amortization, accretion of acquired below-market leases, net of amortization of acquired above-market leases, third-party lease liability assumption payments, recurring share-based compensation expense, amortization of debt issuance costs and other non-cash income and charges, including our share of such adjustments for unconsolidated real estate ventures. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions, and other non-comparable income and expenses. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies.

"Net Debt" is a non-GAAP financial measurement. Net Debt represents our total consolidated and unconsolidated indebtedness less cash and cash equivalents at our share. Net Debt is an important component in the calculations of Net Debt to Annualized Adjusted EBITDA and Net Debt / total enterprise value. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt as part of the management of our overall financial flexibility, capital structure and leverage. We may utilize a considerable portion of our cash and cash equivalents at any given time for purposes other than debt reduction. In addition, cash and cash equivalents at our share may not be solely controlled by us. The deduction of cash and cash equivalents at our share from consolidated and unconsolidated indebtedness in the calculation of Net Debt, therefore, should not be understood to mean that it is available exclusively for debt reduction at any given time.

Net Operating Income ("NOI"), "Same Store NOI" and "Annualized NOI" are non-GAAP financial measures management uses to assess an asset's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI, Same Store NOI and Annualized NOI provide useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of Free Rent and payments associated with assumed lease liabilities) less operating expenses and ground rent for operating leases, if applicable. NOI excludes deferred (straight-line) rent, commercial lease termination revenue, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI, which includes our proportionate share of revenue and expenses attributable to real estate ventures, as a supplemental performance measure and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other real estate investment trusts that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI represents NOI for the three months ended December 31, 2025 multiplied by four. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the Annualized NOI shown will reflect our actual results of operations over any 12-month period.

Definitions

"Development Pipeline" refers to owned and entitled land on which we have the potential to commence construction subject to completion of design and/or market conditions. Excludes unentitled land parcels and land parcels controlled through an option agreement.

"Estimated Potential Development Density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned as of December 31, 2025. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that Estimated Potential Development Density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

"First-generation" is a lease on space that had been vacant for at least nine months or a lease on newly delivered space.

"Free Rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

"GAAP" means accounting principles generally accepted in the United States of America.

"In-Service" refers to multifamily or commercial operating assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of December 31, 2025.

"Non-Same Store" refers to all operating assets excluded from the Same Store pool.

"Same Store" refers to the pool of assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

"Second-generation" is a lease on space that had been vacant for less than nine months.

"Transaction and Other Costs" include costs related to completed, potential and pursued transactions, demolition costs, severance and other costs.

"Under-Construction" refers to assets that were under construction during the period.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

in thousands	December 31, 2025	December 31, 2024

ASSETS
Real estate, at cost:
Land and improvements	$1,019,967	$1,109,172
Buildings and improvements	3,973,514	4,083,937
Construction in progress, including land	175,673	338,333
	5,169,154	5,531,442
Less: accumulated depreciation	(1,408,641)	(1,419,983)
Real estate, net	3,760,513	4,111,459
Cash and cash equivalents	75,270	145,804
Restricted cash	28,020	37,388
Tenant and other receivables	21,810	23,478
Deferred rent receivable	182,891	170,153
Investments in unconsolidated real estate ventures	105,711	93,654
Deferred leasing costs, net	66,356	69,821
Intangible assets, net	30,333	47,000
Other assets, net	117,287	131,318
Assets held for sale	—	190,465
TOTAL ASSETS	$4,388,191	$5,020,540

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans, net	$1,579,158	$1,767,173
Revolving credit facility	205,000	85,000
Term loans, net	718,408	717,853
Accounts payable and accrued expenses	84,748	101,096
Other liabilities, net	131,945	115,827
Liabilities related to assets held for sale	—	901
Total liabilities	2,719,259	2,787,850
Commitments and contingencies
Redeemable noncontrolling interests	511,342	423,632
Total equity	1,157,590	1,809,058
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$4,388,191	$5,020,540

Note: For complete financial statements, please refer to our Annual Report on Form 10-K for the year ended December 31, 2025.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

in thousands, except per share data	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
REVENUE
Property rental	$104,812	$108,429	$416,801	$456,950
Third-party real estate services, including reimbursements	17,797	17,139	62,227	69,465
Other revenue	4,954	5,214	19,570	20,897
Total revenue	127,563	130,782	498,598	547,312
EXPENSES
Depreciation and amortization	46,753	49,969	190,064	208,180
Property operating	36,838	35,818	141,714	146,609
Real estate taxes	11,756	12,600	48,863	52,606
General and administrative:
Corporate and other	13,678	14,935	59,169	58,790
Third-party real estate services	16,903	17,199	60,594	74,264
Transaction and other costs	972	2,312	6,223	5,317
Total expenses	126,900	132,833	506,627	545,766
OTHER INCOME (EXPENSE)
Loss from unconsolidated real estate ventures, net	(4,255)	(7,126)	(4,420)	(7,122)
Interest and other income, net	610	1,493	4,211	11,598
Interest expense	(36,485)	(36,668)	(142,037)	(134,068)
Gain (loss) on the sale of real estate, net	(396)	2,313	46,633	(2,753)
Gain (loss) on the extinguishment of debt, net	—	9,192	(2,402)	9,235
Impairment loss	(20,780)	(37,191)	(65,847)	(55,427)
Total other income (expense)	(61,306)	(67,987)	(163,862)	(178,537)
LOSS BEFORE INCOME TAX (EXPENSE) BENEFIT	(60,643)	(70,038)	(171,891)	(176,991)
Income tax (expense) benefit	4,473	(802)	3,830	(762)
NET LOSS	(56,170)	(70,840)	(168,061)	(177,753)
Net loss attributable to redeemable noncontrolling interests	10,623	9,849	28,998	22,202
Net loss attributable to noncontrolling interests	—	1,094	—	12,025
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(45,547)	$(59,897)	$(139,063)	$(143,526)
LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0.78)	$(0.72)	$(2.09)	$(1.65)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	59,346	84,441	67,361	88,330

Note: For complete financial statements, please refer to our Annual Report on Form 10-K for the year ended December 31, 2025.

EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended December 31,				Year Ended December 31,
	2025		2024		2025		2024

EBITDA, EBITDAre and Adjusted EBITDA
Net loss	$(56,170)		$(70,840)		$(168,061)		$(177,753)
Depreciation and amortization expense	46,753		49,969		190,064		208,180
Interest expense	36,485		36,668		142,037		134,068
Income tax expense (benefit)	(4,473)		802		(3,830)		762
Unconsolidated real estate ventures allocated share of above adjustments	1,639		1,947		7,109		8,166
EBITDA attributable to redeemable noncontrolling interests in consolidated real estate ventures	(611)		—		(1,786)		—
EBITDA	$23,623		$18,546		$165,533		$173,423
(Gain) loss on the sale of real estate, net	396		(2,313)		(46,633)		2,753
Pro rata share of gain on the sale of unconsolidated real estate assets	(93)		—		(1,593)		(480)
Real estate impairment loss	—		37,191		36,584		37,191

EBITDAre	$23,926		$53,424		$153,891		$212,887
Transaction and other costs (1)	972		2,312		6,223		5,317
Litigation costs (2)	—		—		2,500		—
(Income) loss from investments, net	20		(64)		(1,934)		(3,270)
Impairment loss related to non-depreciable real estate and intangible assets (3)	23,963		6,748		32,446		24,984
(Gain) loss on the extinguishment of debt, net	—		(9,192)		2,402		(9,235)
Earnings and distributions in excess of our investment in unconsolidated real estate venture	—		(309)		(574)		(1,315)
Unconsolidated real estate ventures allocated share of above adjustments	182		—		182		227

Adjusted EBITDA	$49,063		$52,919		$195,136		$229,595

Net Debt to Annualized Adjusted EBITDA (4)	12.5	x	11.7	x	12.6	x	10.8	x

					December 31, 2025		December 31, 2024
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (5)					$2,498,204		$2,562,746
Unconsolidated indebtedness (5)					34,383		66,834
Total consolidated and unconsolidated indebtedness					2,532,587		2,629,580
Less: cash and cash equivalents					76,794		150,813
Net Debt (at JBG SMITH Share)					$2,455,793		$2,478,767

Note: All EBITDA measures as shown above are attributable to common limited partnership units ("OP Units") and certain fully vested incentive equity awards that may be convertible into OP Units.

(1)	Includes costs related to completed, potential and pursued transactions, demolition costs, severance and other costs.
(2)	Represents accrual for loss contingencies related to unresolved legal matters. Included in “Corporate and other general and administrative expense” in the Condensed Consolidated Statements of Operations.
(3)	Includes a $20.8 million impairment loss related to our wireless spectrum licenses for the three months and year ended December 31, 2025. Includes our proportionate share of impairment losses of $3.2 million related to unconsolidated real estate ventures for the three months and year ended December 31, 2025, and $6.7 million for the three months and year ended December 31, 2024.
(4)	Quarterly Adjusted EBITDA is annualized by multiplying by four.
(5)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	XX	2025	2024

FFO and Core FFO
Net loss attributable to common shareholders	$(45,547)	$(59,897)		$(139,063)	$(143,526)
Net loss attributable to redeemable noncontrolling interests	(10,623)	(9,849)		(28,998)	(22,202)
Net loss attributable to noncontrolling interests	—	(1,094)		—	(12,025)
Net loss	(56,170)	(70,840)		(168,061)	(177,753)
(Gain) loss on the sale of real estate, net of tax	396	(2,313)		(46,633)	1,541
Pro rata share of gain on the sale of unconsolidated real estate assets, net of tax	(70)	—		(1,570)	(480)
Real estate depreciation and amortization	46,302	48,307		186,608	201,510
Real estate impairment loss	—	37,191		36,584	37,191
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	984	892		3,326	3,978
FFO attributable to redeemable noncontrolling interests in consolidated real estate ventures	(611)	—		(1,786)	—
FFO Attributable to OP Units	$(9,169)	$13,237		$8,468	$65,987
FFO attributable to redeemable noncontrolling interests	1,892	(2,123)		(1,893)	(10,361)
FFO Attributable to Common Shareholders	$(7,277)	$11,114		$6,575	$55,626

FFO attributable to OP Units	$(9,169)	$13,237		$8,468	$65,987
Transaction and other costs, net of tax (1)	972	2,306		6,223	5,044
Litigation costs (2)	—	—		2,500	—
(Income) loss from investments, net of tax	17	(48)		(1,463)	(2,476)
Impairment loss related to non-depreciable real estate and intangible assets, net of tax (3)	20,451	6,748		28,934	24,984
(Gain) loss from mark-to-market on derivative instruments, net of noncontrolling interests	(28)	6		(87)	83
(Gain) loss on the extinguishment of debt, net	—	(9,192)		2,402	(9,235)
Earnings and distributions in excess of our investment in unconsolidated real estate venture	—	(309)		(574)	(1,315)
Amortization of management contracts intangible, net of tax	73	1,058		1,825	4,236
Unconsolidated real estate ventures allocated share of above adjustments	185	(3)		183	227
Core FFO Attributable to OP Units	$12,501	$13,803		$48,411	$87,535
Core FFO attributable to redeemable noncontrolling interests	(2,580)	(2,214)		(9,478)	(13,652)
Core FFO Attributable to Common Shareholders	$9,921	$11,589		$38,933	$73,883
FFO per common share - diluted	$(0.12)	$0.13		$0.10	$0.63
Core FFO per common share - diluted	$0.17	$0.14		$0.58	$0.83
Weighted average shares - diluted (FFO and Core FFO)	59,571	84,594		67,574	88,500

See footnotes on page 14.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

FAD
Core FFO attributable to OP Units	$12,501	$13,803	$48,411	$87,535
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions (4)	(6,994)	(12,527)	(37,731)	(43,878)
Straight-line and other rent adjustments (5)	(1,233)	(1,726)	2,838	(9,482)
Third-party lease liability assumption payments	—	—	—	(25)
Share-based compensation expense	4,834	3,261	23,519	28,314
Amortization of debt issuance costs	3,215	4,182	14,604	16,145
Unconsolidated real estate ventures allocated share of above adjustments	155	209	831	1,250
Non-real estate depreciation and amortization	379	287	1,138	1,170
FAD Available to OP Units (A)	$12,857	$7,489	$53,610	$81,029
Distributions to common shareholders and unitholders (B)	$13,121	$17,671	$59,775	$73,572
FAD Payout Ratio (B÷A) (6)	102.1%	236.0%	111.5%	90.8%

Capital Expenditures
Maintenance and recurring capital expenditures	$5,927	$5,965	$16,842	$16,330
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	7	5	25	21
Second-generation tenant improvements and leasing commissions	1,060	6,367	20,470	27,316
Share of Second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	—	190	394	211
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions	6,994	12,527	37,731	43,878
Non-recurring capital expenditures	13,444	6,965	39,082	15,473
Share of non-recurring capital expenditures from unconsolidated real estate ventures	—	—	8	28
First-generation tenant improvements and leasing commissions	6,018	3,530	13,598	10,114
Share of First-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	—	40	219	145
Non-recurring capital expenditures	19,462	10,535	52,907	25,760
Total JBG SMITH Share of Capital Expenditures	$26,456	$23,062	$90,638	$69,638

(1)	Includes costs related to completed, potential and pursued transactions, demolition costs, severance and other costs.
(2)	Represents accrual for loss contingencies related to unresolved legal matters. Included in “Corporate and other general and administrative expense” in the Condensed Consolidated Statements of Operations.
(3)	Includes a $17.3 million impairment loss, net of tax, related to our wireless spectrum licenses for the three months and year ended December 31, 2025. Includes our proportionate share of impairment losses of $3.2 million related to unconsolidated real estate ventures for the three months and year ended December 31, 2025, and $6.7 million for the three months and year ended December 31, 2024.
(4)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(5)	Includes straight-line rent, above/below market lease amortization/accretion and lease incentive amortization.
(6)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

NOI RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Net loss attributable to common shareholders	$(45,547)	$(59,897)	$(139,063)	$(143,526)
Net loss attributable to redeemable noncontrolling interests	(10,623)	(9,849)	(28,998)	(22,202)
Net loss attributable to noncontrolling interests	—	(1,094)	—	(12,025)
Net loss	(56,170)	(70,840)	(168,061)	(177,753)
Add:
Depreciation and amortization expense	46,753	49,969	190,064	208,180
General and administrative expense:
Corporate and other	13,678	14,935	59,169	58,790
Third-party real estate services	16,903	17,199	60,594	74,264
Transaction and other costs	972	2,312	6,223	5,317
Interest expense	36,485	36,668	142,037	134,068
(Gain) loss on the extinguishment of debt, net	—	(9,192)	2,402	(9,235)
Impairment loss	20,780	37,191	65,847	55,427
Income tax expense (benefit)	(4,473)	802	(3,830)	762
Less:
Third-party real estate services, including reimbursements revenue	17,797	17,139	62,227	69,465
Loss from unconsolidated real estate ventures, net	(4,255)	(7,126)	(4,420)	(7,122)
Interest and other income, net	610	1,493	4,211	11,598
Gain (loss) on the sale of real estate, net	(396)	2,313	46,633	(2,753)

Adjustments:
NOI attributable to unconsolidated real estate ventures at our share	873	1,302	4,162	6,808
Real estate venture partner’s share of NOI attributable to consolidated real estate ventures	(788)	—	(1,975)	—
Non-cash rent adjustments (1)	(1,233)	(1,726)	2,838	(9,482)
Other adjustments (2)	304	1,053	(687)	1,321
Total adjustments	(844)	629	4,338	(1,353)
NOI	$60,328	$65,854	$250,132	$277,279
Less: out-of-service NOI loss (3)	(1,003)	(2,289)	(6,368)	(9,922)
Operating Portfolio NOI	$61,331	$68,143	$256,500	$287,201
Non-Same Store NOI (4)	7,685	12,171	34,140	52,871
Same Store NOI (5)	$53,646	$55,972	$222,360	$234,330

Change in Same Store NOI	(4.2)%		(5.1)%
Number of properties in Same Store pool	33		33

(1)	Adjustment to exclude deferred (straight-line) rent, above/below market lease amortization/accretion and lease incentive amortization.
(2)	Adjustment to exclude commercial lease termination revenue, related party management fees and corporate entity activity.
(3)	Includes the results of our Under-Construction assets and assets in the Development Pipeline.
(4)	Includes the results of properties that were not In-Service for the entirety of both periods being compared, including disposed properties, and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the properties that are owned, operated and In-Service for the entirety of both periods being compared.

SEP
TABLE OF CONTENTS	DECEMBER 31, 2025

DISCLOSURES	DECEMBER 31, 2025

Disclosures

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results, financial condition and business of JBG SMITH Properties ("JBG SMITH," the "Company," "we," "us," "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate," "hypothetical," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "may" or similar expressions in this Investor Package. We also note the following forward-looking statements: the impact of federal defense and intelligence spending on our demand drivers; the impact of reduction in federal spending and headcount on the Washington DC region, generally, and the real estate market in particular; the expected impact of midterm elections on future federal budget and workforce reduction decisions; our ability to maintain a strong capital base; potential Net Operating Income growth and the assumptions on which such growth is premised; our estimated future leverage profile and our ability to moderate our leverage; trends in both the supply and demand for housing (including multifamily) and the ability of constrained supply to drive occupancy and rent growth; whether we will be well-positioned to weather volatility and capitalize on rent growth, land sales, asset recycling, ground leases, and joint ventures; the timeline to complete asset recycling and the impact of reducing competitive stock in National Landing; whether the industry mix of our office tenants and leasing performance of our office portfolio will shift as anticipated or at all; whether the strength of our prospective tenant pipeline will result in increases in new leasing activity; whether our expected contractual annualized rent will commence on the timeline anticipated; whether we will experience an improvement in the retention rate of our office tenants (including in National Landing); annualized Net Operating Income; adjusted and expected annualized Net Operating Income; expected timing, completion, size, delivery dates and economic viability for the projects we are developing; the ability of any or all of our demand drivers, to materialize and increase performance of, foot traffic around, and demand for our multifamily and commercial portfolios in the Northern Virginia submarket (including National Landing); whether the value of our portfolio holdings will increase due to their location, demand drivers, our placemaking efforts and use diversification; whether we will be successful in our efforts to repurchase shares; whether we will succeed in recycling our assets to fund new investments, including development projects, acquisitions, distressed office investments and other opportunistic investments in partnership with third-party capital, and share repurchases; whether we will be able to recapitalize certain assets and generate incremental fee revenue and carried interest income through joint ventures with third-party investors; whether investments in partnership with third-party capital will allow us to monetize our land bank, take advantage of distressed office and multifamily opportunities, and generate additional fee revenue and carried interest income; whether our assets can be disposed of for values at or above NAV; whether the estimated square feet in our development pipeline is accurate; and whether the number of multifamily units and retailers in Northern Virginia (including National Landing) will increase to the levels anticipated or open on the timelines anticipated.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic and political conditions in the Washington, DC metropolitan area, including shifting interest-rate expectations and reductions in federal government spending, headcount, or leasing, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2025 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

Organization and Basis of Presentation

JBG SMITH, a Maryland real estate investment trust, owns, operates, and develops mixed-use properties concentrated in amenity-rich, Metro-served submarkets in and around Washington, DC, most notably National Landing, where through our focus on placemaking, we cultivate vibrant, highly amenitized, walkable neighborhoods. JBG SMITH's portfolio comprises 12.0 million square feet at share of multifamily, office, and retail assets, and a 3.6 million square-foot development pipeline. In addition, our third-party real estate services business provides fee-based real estate services.

The information contained in this Investor Package does not purport to disclose all items required by the accounting principles generally accepted in the United States of America ("GAAP") and is unaudited information, unless otherwise indicated.

DISCLOSURES	DECEMBER 31, 2025

Pro Rata Information

We present certain financial information and metrics in this Investor Package "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our consolidated financial statements as reported under GAAP.

Occupancy, non-GAAP financial measures, leverage metrics, operating assets and operating metrics presented in this Investor Package exclude our 10.0% subordinated interest in one commercial building and our 33.5% subordinated interest in four commercial buildings, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures, as our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

DISCLOSURES	DECEMBER 31, 2025

Definitions

See pages 37-40 for definitions of terms used in this Investor Package.

Non-GAAP Measures

This Investor Package includes non-GAAP measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why our management believes that the presentation of these measures provides useful information to investors regarding our financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this Investor Package. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies.

In addition to "at share" financial information, the following non-GAAP measures are included in this Investor Package:

●	Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")
●	EBITDA for Real Estate ("EBITDAre")
●	Adjusted EBITDA
●	Funds from Operations ("FFO")
●	Core FFO
●	Funds Available for Distribution ("FAD")
●	Third-Party Real Estate Services Business
●	Pro Rata Adjusted General and Administrative Expenses
●	Net Operating Income ("NOI")
●	Annualized NOI
●	Same Store NOI
●	Consolidated and Unconsolidated Indebtedness
●	Consolidated and Unconsolidated Interest Expense
●	Net Debt
●	Historical Cost

COMPANY PROFILE	DECEMBER 31, 2025 (Unaudited)

Company Profile

Executive Officers		Company Snapshot as of December 31, 2025

W. Matthew Kelly	Chief Executive Officer and Trustee	Exchange/ticker	NYSE: JBGS
M. Moina Banerjee	Chief Financial Officer	Indicated annual dividend per share (1)	$0.70
George L. Xanders	Chief Investment Officer	Dividend yield	4.1%
Evan Regan-Levine	Chief Strategy Officer
Steven A. Museles	Chief Legal Officer	Total Enterprise Value (dollars in billions, except share price)
		Common share price	$17.01
		Common shares and common limited partnership units ("OP Units") outstanding (in millions) (2)	72.60
		Total market capitalization	$1.23
		Total consolidated and unconsolidated indebtedness at JBG SMITH Share	2.53
		Less: cash and cash equivalents at JBG SMITH Share	(0.08)
		Net Debt	$2.46
		Total Enterprise Value	$3.69

		Net Debt / Total Enterprise Value	66.5%

(1)	Based on the latest dividend declaration.
(2)	Includes certain fully vested incentive equity awards that may be convertible into OP Units.

FINANCIAL HIGHLIGHTS	DECEMBER 31, 2025 (Unaudited)

Financial Highlights

dollars in thousands, except per share data	Three Months Ended		Year Ended
	December 31, 2025		December 31, 2025

Summary Financial Results
Total revenue	$127,563		$498,598
Net loss attributable to common shareholders	$(45,547)		$(139,063)
Per diluted common share	$(0.78)		$(2.09)
Operating portfolio NOI	$61,331		$256,500
FFO (1)	$(9,169)		$8,468
Core FFO (1)	$12,501		$48,411
FAD (1)	$12,857		$53,610
FAD payout ratio	102.1%		111.5%
EBITDA (1)	$23,623		$165,533
EBITDAre (1)	$23,926		$153,891
Adjusted EBITDA (1)	$49,063		$195,136
Net Debt / total enterprise value	66.5%		66.5%
Net Debt to annualized Adjusted EBITDA	12.5	x	12.6	x

			December 31, 2025

Debt Summary (at JBG SMITH Share)
Total consolidated indebtedness (2)			$2,498,204
Total consolidated and unconsolidated indebtedness (2)			$2,532,587
Weighted average interest rates:
Variable rate debt (3)			5.25%
Fixed rate debt			5.03%
Total debt			5.10%
Cash and cash equivalents			$76,794

(1)	Attributable to OP Units, which include units owned by JBG SMITH, and certain incentive equity awards that may be convertible into OP Units.
(2)	Net of premium/discount and deferred financing costs.
(3)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and debt at JBG SMITH Share was 3.18%, and 3.27%, and the weighted average maturity date of the interest rate caps is in Q4 2026. The interest rate cap strike is exclusive of the credit spreads associated with the loans.

PORTFOLIO OVERVIEW	DECEMBER 31, 2025 (Unaudited)

Portfolio Overview

dollars in thousands		100% Share	At JBG SMITH Share

	Number of	Units /	Units /	%	%	Annualized	Annualized
	Assets	Square Feet	Square Feet	Leased	Occupied (1)	Rent	NOI (2)

Operating
Multifamily (3)
National Landing	6	3,664	3,664	90.7%	89.1%	$100,778	$70,132
DC	7	2,080	1,894	89.6%	88.1%	55,820	31,956
In-Service	13	5,744	5,558	90.3%	88.7%	156,598	102,088
Recently Delivered	2	775	775	42.6%	41.7%	11,239	3,148
Multifamily – total / weighted average	15	6,519	6,333	84.7%	82.7%	$167,837	$105,236

Commercial
National Landing Unlevered	13	4,443,852	4,443,852	75.3%	71.7%	$149,708	$88,520
National Landing Levered	3	997,031	997,031	86.9%	86.6%	33,572	24,768
Other	6	1,876,485	1,494,306	77.5%	77.4%	52,234	23,756
Commercial - total / weighted average	22	7,317,368	6,935,189	77.5%	75.1%	$235,514	$137,044

Ground Leases (4)	2	—	—	—	—	$—	$3,044

Operating - In-service	37	5,744 Units/ 7,317,368 SF	5,558 Units/ 6,935,189 SF	82.4%	80.3%	$392,112	$242,176
Operating - Recently Delivered	2	775 Units	775 Units	42.6%	41.7%	$11,239	$3,148
Operating - Total / Weighted Average	39	6,519 Units/ 7,317,368 SF	6,333 Units/ 6,935,189 SF	80.4%	78.2%	$403,351	$245,324

Development (5)

Development Pipeline		4,918,900	3,571,400

(1)	Percent Occupied excludes retail square footage.
(2)	Annualized NOI includes $0.7 million from a recently acquired asset, $4.3 million from 1101 17th Street, and $24.8 million from 1215, 1225 and 1235 S. Clark Street.
(3)	2221 S. Clark Street - Residential and 900 W Street are excluded from Percent Leased, Percent Occupied and Annualized Rent metrics as they are operated as short-term rental properties.
(4)	Assets for which we are the ground lessor (1700 M Street and 1831/1861 Wiehle Avenue) are excluded from Percent Leased, Percent Occupied and Annualized Rent metrics. See footnote (7) on page 19 for more information.
(5)	Refer to page 32 for detail on the Development Pipeline.

CONDENSED CONSOLIDATED BALANCE SHEETS	DECEMBER 31, 2025 (Unaudited)

Condensed Consolidated Balance Sheets

in thousands	December 31, 2025	December 31, 2024

ASSETS
Real estate, at cost:
Land and improvements	$1,019,967	$1,109,172
Buildings and improvements	3,973,514	4,083,937
Construction in progress, including land	175,673	338,333
	5,169,154	5,531,442
Less: accumulated depreciation	(1,408,641)	(1,419,983)
Real estate, net	3,760,513	4,111,459
Cash and cash equivalents	75,270	145,804
Restricted cash	28,020	37,388
Tenant and other receivables	21,810	23,478
Deferred rent receivable	182,891	170,153
Investments in unconsolidated real estate ventures	105,711	93,654
Deferred leasing costs, net	66,356	69,821
Intangible assets, net	30,333	47,000
Other assets, net	117,287	131,318
Assets held for sale	—	190,465
TOTAL ASSETS	$4,388,191	$5,020,540

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans, net	$1,579,158	$1,767,173
Revolving credit facility	205,000	85,000
Term loans, net	718,408	717,853
Accounts payable and accrued expenses	84,748	101,096
Other liabilities, net	131,945	115,827
Liabilities related to assets held for sale	—	901
Total liabilities	2,719,259	2,787,850
Commitments and contingencies
Redeemable noncontrolling interests	511,342	423,632
Total equity	1,157,590	1,809,058
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$4,388,191	$5,020,540

Note: For complete financial statements, please refer to our Annual Report on Form 10-K for the year ended December 31, 2025.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	DECEMBER 31, 2025 (Unaudited)

Condensed Consolidated Statements of Operations

in thousands, except per share data	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
REVENUE
Property rental	$104,812	$108,429	$416,801	$456,950
Third-party real estate services, including reimbursements	17,797	17,139	62,227	69,465
Other revenue	4,954	5,214	19,570	20,897
Total revenue	127,563	130,782	498,598	547,312
EXPENSES
Depreciation and amortization	46,753	49,969	190,064	208,180
Property operating	36,838	35,818	141,714	146,609
Real estate taxes	11,756	12,600	48,863	52,606
General and administrative:
Corporate and other	13,678	14,935	59,169	58,790
Third-party real estate services	16,903	17,199	60,594	74,264
Transaction and Other Costs	972	2,312	6,223	5,317
Total expenses	126,900	132,833	506,627	545,766
OTHER INCOME (EXPENSE)
Loss from unconsolidated real estate ventures, net	(4,255)	(7,126)	(4,420)	(7,122)
Interest and other income, net	610	1,493	4,211	11,598
Interest expense	(36,485)	(36,668)	(142,037)	(134,068)
Gain (loss) on the sale of real estate, net	(396)	2,313	46,633	(2,753)
Gain (loss) on the extinguishment of debt, net	—	9,192	(2,402)	9,235
Impairment loss	(20,780)	(37,191)	(65,847)	(55,427)
Total other income (expense)	(61,306)	(67,987)	(163,862)	(178,537)
LOSS BEFORE INCOME TAX (EXPENSE) BENEFIT	(60,643)	(70,038)	(171,891)	(176,991)
Income tax (expense) benefit	4,473	(802)	3,830	(762)
NET LOSS	(56,170)	(70,840)	(168,061)	(177,753)
Net loss attributable to redeemable noncontrolling interests	10,623	9,849	28,998	22,202
Net loss attributable to noncontrolling interests	—	1,094	—	12,025
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(45,547)	$(59,897)	$(139,063)	$(143,526)
LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0.78)	$(0.72)	$(2.09)	$(1.65)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	59,346	84,441	67,361	88,330

Note: For complete financial statements, please refer to our Annual Report on Form 10-K for the year ended December 31, 2025.

UNCONSOLIDATED REAL ESTATE VENTURES	DECEMBER 31, 2025 (Unaudited)

Unconsolidated Real Estate Ventures

in thousands, at JBG SMITH Share
December 31, 2025

BALANCE SHEET INFORMATION
Total real estate, at cost	$135,124
Less: accumulated depreciation	(2,987)
Real estate, net	132,137
Cash and cash equivalents	1,954
Other assets, net	14,012
Total assets	$148,103
Borrowings, net	$34,383
Other liabilities, net	10,051
Total liabilities	$44,434

	Three Months Ended	Year Ended
	December 31, 2025	December 31, 2025

OPERATING INFORMATION
Total revenue	$1,497	$8,491
Expenses:
Depreciation and amortization	984	3,327
Property operating	403	3,299
Real estate taxes	280	1,558
Total expenses	1,667	8,184
Other income (expense):
Interest expense	(654)	(3,782)
Gain (loss) on the sale of real estate	(6)	1,494
Impairment loss	(3,403)	(3,403)
Interest and other income, net	4	88

Net Loss	$(4,229)	$(5,296)
Earnings and distributions in excess of our investment in unconsolidated real estate venture	—	574
Other	(26)	302
Loss from unconsolidated real estate ventures, net	$(4,255)	$(4,420)

OTHER TANGIBLE ASSETS AND LIABILITIES	DECEMBER 31, 2025 (Unaudited)

Other Tangible Assets and Liabilities

in thousands, at JBG SMITH Share	December 31, 2025

Other Tangible Assets, Net (1)
Restricted cash	$28,591
Tenant and other receivables, net	21,758
Other assets, net	71,357
Total Other Tangible Assets, Net	$121,706

Other Tangible Liabilities, Net
Accounts payable and accrued liabilities	$85,106
Other liabilities, net (2)	98,103
Total Other Tangible Liabilities, Net	$183,209

(1)	Excludes cash and cash equivalents.
(2)	Includes lease incentive liabilities, but excludes committed tenant related obligations totaling $35.6 million. The timing and amounts of payments for tenant-related obligations are uncertain and may only be due upon satisfactory performance of certain conditions.

EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)	DECEMBER 31, 2025 (Unaudited)

EBITDA, EBITDAre and Adjusted EBITDA

dollars in thousands	Three Months Ended December 31,				Year Ended December 31,
	2025		2024		2025		2024

EBITDA, EBITDAre and Adjusted EBITDA
Net loss	$(56,170)		$(70,840)		$(168,061)		$(177,753)
Depreciation and amortization expense	46,753		49,969		190,064		208,180
Interest expense	36,485		36,668		142,037		134,068
Income tax expense (benefit)	(4,473)		802		(3,830)		762
Unconsolidated real estate ventures allocated share of above adjustments	1,639		1,947		7,109		8,166
EBITDA attributable to redeemable noncontrolling interests in consolidated real estate ventures	(611)		—		(1,786)		—
EBITDA	$23,623		$18,546		$165,533		$173,423
(Gain) loss on the sale of real estate, net	396		(2,313)		(46,633)		2,753
Pro rata share of gain on the sale of unconsolidated real estate assets	(93)		—		(1,593)		(480)
Real estate impairment loss	—		37,191		36,584		37,191

EBITDAre	$23,926		$53,424		$153,891		$212,887
Transaction and Other Costs (1)	972		2,312		6,223		5,317
Litigation costs (2)	—		—		2,500		—
(Income) loss from investments, net	20		(64)		(1,934)		(3,270)
Impairment loss related to non-depreciable real estate and intangible assets (3)	23,963		6,748		32,446		24,984
(Gain) loss on the extinguishment of debt, net	—		(9,192)		2,402		(9,235)
Earnings and distributions in excess of our investment in unconsolidated real estate venture	—		(309)		(574)		(1,315)
Unconsolidated real estate ventures allocated share of above adjustments	182		—		182		227

Adjusted EBITDA	$49,063		$52,919		$195,136		$229,595

Net Debt to Annualized Adjusted EBITDA (4)	12.5	x	11.7	x	12.6	x	10.8	x

Net Debt (at JBG SMITH Share)					December 31, 2025		December 31, 2024
Consolidated indebtedness (5)					$2,498,204		$2,562,746
Unconsolidated indebtedness (5)					34,383		66,834
Total consolidated and unconsolidated indebtedness					2,532,587		2,629,580
Less: cash and cash equivalents					76,794		150,813
Net Debt (at JBG SMITH Share)					$2,455,793		$2,478,767

Note: All EBITDA measures as shown above are attributable to OP Units and certain fully vested incentive equity awards that may be convertible into OP Units.

(1)	See page 42 for the components of Transaction and Other Costs.
(2)	Represents accrual for loss contingencies related to unresolved legal matters. Included in “Corporate and other general and administrative expense” in the Condensed Consolidated Statements of Operations.
(3)	Includes a $20.8 million impairment loss related to our wireless spectrum licenses for the three months and year ended December 31, 2025. Includes our proportionate share of impairment losses of $3.2 million related to unconsolidated real estate ventures for the three months and year ended December 31, 2025, and $6.7 million for the three months and year ended December 31, 2024.
(4)	Quarterly Adjusted EBITDA is annualized by multiplying by four.
(5)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	DECEMBER 31, 2025 (Unaudited)

FFO, Core FFO and FAD

in thousands, except per share data	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

FFO and Core FFO
Net loss attributable to common shareholders	$(45,547)	$(59,897)	$(139,063)	$(143,526)
Net loss attributable to redeemable noncontrolling interests	(10,623)	(9,849)	(28,998)	(22,202)
Net loss attributable to noncontrolling interests	—	(1,094)	—	(12,025)
Net loss	(56,170)	(70,840)	(168,061)	(177,753)
(Gain) loss on the sale of real estate, net of tax	396	(2,313)	(46,633)	1,541
Pro rata share of gain on the sale of unconsolidated real estate assets, net of tax	(70)	—	(1,570)	(480)
Real estate depreciation and amortization	46,302	48,307	186,608	201,510
Real estate impairment loss	—	37,191	36,584	37,191
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	984	892	3,326	3,978
FFO attributable to redeemable noncontrolling interests in consolidated real estate ventures	(611)	—	(1,786)	—
FFO Attributable to OP Units	$(9,169)	$13,237	$8,468	$65,987
FFO attributable to redeemable noncontrolling interests	1,892	(2,123)	(1,893)	(10,361)
FFO Attributable to Common Shareholders	$(7,277)	$11,114	$6,575	$55,626

FFO attributable to OP Units	$(9,169)	$13,237	$8,468	$65,987
Transaction and Other Costs, net of tax (1)	972	2,306	6,223	5,044
Litigation costs (2)	—	—	2,500	—
(Income) loss from investments, net of tax	17	(48)	(1,463)	(2,476)
Impairment loss related to non-depreciable real estate and intangible assets, net of tax (3)	20,451	6,748	28,934	24,984
(Gain) loss from mark-to-market on derivative instruments, net of noncontrolling interests	(28)	6	(87)	83
(Gain) loss on the extinguishment of debt, net	—	(9,192)	2,402	(9,235)
Earnings and distributions in excess of our investment in unconsolidated real estate venture	—	(309)	(574)	(1,315)
Amortization of management contracts intangible, net of tax	73	1,058	1,825	4,236
Unconsolidated real estate ventures allocated share of above adjustments	185	(3)	183	227
Core FFO Attributable to OP Units	$12,501	$13,803	$48,411	$87,535
Core FFO attributable to redeemable noncontrolling interests	(2,580)	(2,214)	(9,478)	(13,652)
Core FFO Attributable to Common Shareholders	$9,921	$11,589	$38,933	$73,883
FFO per common share - diluted	$(0.12)	$0.13	$0.10	$0.63
Core FFO per common share - diluted	$0.17	$0.14	$0.58	$0.83
Weighted average shares - diluted (FFO and Core FFO)	59,571	84,594	67,574	88,500

See footnotes on page 15.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	DECEMBER 31, 2025 (Unaudited)

in thousands, except per share data	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

FAD
Core FFO attributable to OP Units	$12,501	$13,803	$48,411	$87,535
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions (4)	(6,994)	(12,527)	(37,731)	(43,878)
Straight-line and other rent adjustments (5)	(1,233)	(1,726)	2,838	(9,482)
Third-party lease liability assumption payments	—	—	—	(25)
Share-based compensation expense	4,834	3,261	23,519	28,314
Amortization of debt issuance costs	3,215	4,182	14,604	16,145
Unconsolidated real estate ventures allocated share of above adjustments	155	209	831	1,250
Non-real estate depreciation and amortization	379	287	1,138	1,170
FAD Available to OP Units (A)	$12,857	$7,489	$53,610	$81,029
Distributions to common shareholders and unitholders (B)	$13,121	$17,671	$59,775	$73,572
FAD Payout Ratio (B÷A) (6)	102.1%	236.0%	111.5%	90.8%

Capital Expenditures
Maintenance and recurring capital expenditures	$5,927	$5,965	$16,842	$16,330
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	7	5	25	21
Second-generation tenant improvements and leasing commissions	1,060	6,367	20,470	27,316
Share of Second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	—	190	394	211
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions	6,994	12,527	37,731	43,878
Non-recurring capital expenditures	13,444	6,965	39,082	15,473
Share of non-recurring capital expenditures from unconsolidated real estate ventures	—	—	8	28
First-generation tenant improvements and leasing commissions	6,018	3,530	13,598	10,114
Share of First-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	—	40	219	145
Non-recurring capital expenditures	19,462	10,535	52,907	25,760
Total JBG SMITH Share of Capital Expenditures	$26,456	$23,062	$90,638	$69,638

(1)	See page 42 for the components of Transaction and Other Costs.
(2)	Represents accrual for loss contingencies related to unresolved legal matters. Included in “Corporate and other general and administrative expense” in the Condensed Consolidated Statements of Operations.
(3)	Includes a $17.3 million impairment loss, net of tax, related to our wireless spectrum licenses for the three months and year ended December 31, 2025. Includes our proportionate share of impairment losses of $3.2 million related to unconsolidated real estate ventures for the three months and year ended December 31, 2025, and $6.7 million for the three months and year ended December 31, 2024
(4)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(5)	Includes straight-line rent, above/below market lease amortization/accretion and lease incentive amortization.
(6)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

THIRD-PARTY REAL ESTATE SERVICES BUSINESS (NON-GAAP)	DECEMBER 31, 2025 (Unaudited)

Third-Party Asset Mgmt and Real Estate Services Business

in thousands, at JBG SMITH Share	Three Months Ended December 31, 2025

Service Revenue
Property management fees	$3,462
Asset management fees	1,126
Development fees	407
Leasing fees	543
Construction management fees	434
Other service revenue	973
Third-Party Real Estate Service Revenue, Excluding Reimbursements (1)	$6,945
Third-party real estate services expenses, excluding reimbursements (2)	(5,870)
Net Third-Party Real Estate Services, Excluding Reimbursements (3)	$1,075

(1)	Service revenues from real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the fees we earned from each real estate venture. Included in "Third-party real estate services, including reimbursements" in our Condensed Consolidated Statement of Operations is $10.9 million of reimbursement revenue that is excluded from this table.
(2)	Our personnel perform services for wholly owned properties and properties we manage on behalf of third parties, real estate ventures and the legacy funds formerly organized by The JBG Companies (the "JBG Legacy Funds"). We allocate personnel and other costs to wholly owned properties (included in "Property operating expenses" and "General and administrative expense: corporate and other" in our Condensed Consolidated Statement of Operations) and to properties owned by the third parties, real estate ventures and the JBG Legacy Funds (included in "General and administrative expense: third-party real estate services" in our Condensed Consolidated Statement of Operations) using estimates of the time spent performing services related to properties in the respective portfolios and other allocation methodologies.

Allocated general and administrative expenses related to real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the total general and administrative expenses allocated to each asset. See "Pro Rata Adjusted General and Administrative Expenses" on the next page for a reconciliation of "General and administrative expenses: third-party real estate services" to "Pro Rata Adjusted General and Administrative Expenses."

(3)	Services revenue, excluding reimbursement revenue and service revenue from our economic interest in real estate ventures, less allocated general and administrative expenses. Management uses this measure as a supplemental performance measure of its third-party real estate services business and believes it provides useful information to investors because it reflects only those revenue and expense items incurred by us and can be used to assess the profitability of the third-party real estate services business.

PRO RATA ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSES (NON-GAAP)	DECEMBER 31, 2025 (Unaudited)

Pro Rata Adjusted G&A

in thousands	Three Months Ended December 31, 2025
		Adjustments (1)
	Per Statement			Pro Rata
	of Operations	A	B	Adjusted

General and Administrative Expenses
Corporate and other	$13,678	$—	$177	$13,855
Third-party real estate services	16,903	(10,856)	(177)	5,870

Total	$30,581	$(10,856)	$—	$19,725

(1)	Adjustments:

A  -  Removes $10.9 million of general and administrative expenses reimbursed by third-party owners of real estate we manage related to revenue which has been excluded from Service Revenue on page 16. Revenue from reimbursements is included in "Third-party real estate services, including reimbursements" in our Condensed Consolidated Statement of Operations.

B  -  Reflects an adjustment to allocate our share of general and administrative expenses of unconsolidated real estate ventures from "Third-party real estate services" to "Corporate and other."

SAME STORE NOI (NON-GAAP)	DECEMBER 31, 2025 (Unaudited)

Summary & Same Store NOI

c

dollars in thousands, at JBG SMITH share
	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	% Change	2025	2024	% Change

Same Store (1)
Multifamily
Revenue	$38,252	$38,753	(1.3%)	$155,534	$154,183	0.9%
Expenses	(16,785)	(16,126)	4.1%	(66,121)	(62,528)	5.7%
Same Store NOI	$21,467	$22,627	(5.1%)	$89,413	$91,655	(2.4%)

Commercial
Revenue	$55,941	$53,809	4.0%	$216,975	$223,735	(3.0%)
Expenses	(24,523)	(21,327)	15.0%	(88,196)	(85,009)	3.7%
Same Store NOI	$31,418	$32,482	(3.3%)	$128,779	$138,726	(7.2%)

Ground Leases
Same Store NOI	$761	$863	(11.8%)	$4,168	$3,949	5.5%

Total Same Store NOI	$53,646	$55,972	(4.2%)	$222,360	$234,330	(5.1%)
Non-Same Store NOI	7,685	12,171	(36.9%)	34,140	52,871	(35.4%)
Total Operating Portfolio NOI	$61,331	$68,143	(10.0%)	$256,500	$287,201	(10.7%)

(1)	Same Store refers to the pool of assets that were owned, operated and In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

SUMMARY NOI (NON-GAAP)	DECEMBER 31, 2025 (Unaudited)

Summary NOI

dollars in thousands	NOI for the Three Months Ended December 31, 2025 at JBG SMITH Share
	Consolidated	Unconsolidated	Multifamily	Commercial	Ground Leases (7)	Total
Number of operating assets	37	2	15	22	2	39
Property rental (1)	$93,225	$1,305	$43,912	$49,334	$1,284	$94,530
Tenant expense reimbursement	10,615	86	3,576	7,285	(160)	10,701
Other revenue	4,768	42	722	4,288	(200)	4,810
Total revenue	108,608	1,433	48,210	60,907	924	110,041

Operating expenses	(48,052)	(343)	(21,901)	(26,331)	(163)	(48,395)
Ground rent expense	(315)	—	—	(315)	—	(315)
Total expenses	(48,367)	(343)	(21,901)	(26,646)	(163)	(48,710)

Operating Portfolio NOI (2)	$60,241	$1,090	$26,309	$34,261	$761	$61,331

Annualized NOI (3)	$240,964	$4,360	$105,236	$137,044	$3,044	$245,324
Additional Information
Free Rent (at 100% share)	$6,032	$254	$1,265	$4,743	$278	$6,286
Free Rent (at JBG SMITH Share)	$5,861	$51	$1,094	$4,540	$278	$5,912
Annualized Free Rent (at JBG SMITH Share) (4)	$23,444	$204	$4,376	$18,160	$1,112	$23,648
% occupied (at JBG SMITH Share) (5)	78.3%	75.3%	82.7%	75.1%	—	78.2%
Annualized base rent of signed leases, not commenced (at 100% share) (6)	$11,504	$—	$1,268	$10,236	$—	$11,504
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (6)	$11,504	$—	$1,268	$10,236	$—	$11,504

(1)	Property rental revenue excludes straight-line rent adjustments, commercial lease termination revenue and other non-cash GAAP adjustments, and includes payments associated with assumed lease liabilities.
(2)	NOI excludes $3.2 million of related party management fees at JBG SMITH Share. See definition of NOI on page 39.
(3)	Annualized NOI includes $0.7 million from a recently acquired asset, $4.3 million from 1101 17th Street, and $24.8 million from 1215, 1225 and 1235 S. Clark Street.
(4)	Represents JBG SMITH's share of Free Rent for the three months ended December 31, 2025 multiplied by four.
(5)	Assets operated as short-term rental properties (2221 S. Clark Street - Residential and 900 W Street), and assets for which we are the ground lessor (1700 M Street and 1831/1861 Wiehle Avenue), are excluded from the Percent Occupied metric.
(6)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of December 31, 2025.
(7)	Includes 1700 M Street and 1831/1861 Wiehle Avenue for which we are the ground lessor. The ground rent on 1700 M Street is currently $5.0 million per annum and includes market escalations and CPI resets. The ground lease expires on December 4, 2117.

SUMMARY NOI - MULTIFAMILY (NON-GAAP)	DECEMBER 31, 2025 (Unaudited)

Summary NOI – Multifamily

dollars in thousands	NOI for the Three Months Ended December 31, 2025 at JBG SMITH Share
	Consolidated	National Landing	DC	Total
Number of operating assets	15	8	7	15
Property rental (1)	$43,912	$29,838	$14,074	$43,912
Tenant expense reimbursement	3,576	2,038	1,538	3,576
Other revenue	722	363	359	722
Total revenue	48,210	32,239	15,971	48,210

Operating expenses	(21,901)	(13,919)	(7,982)	(21,901)
Ground rent expense	—	—	—	—
Total expenses	(21,901)	(13,919)	(7,982)	(21,901)

Operating Portfolio NOI (2)	$26,309	$18,320	$7,989	$26,309

Annualized NOI	$105,236	$73,280	$31,956	$105,236
Additional Information
Free Rent (at 100% share)	$1,265	$356	$909	$1,265
Free Rent (at JBG SMITH Share)	$1,094	$356	$738	$1,094
Annualized Free Rent (at JBG SMITH Share) (3)	$4,376	$1,424	$2,952	$4,376
% occupied (at JBG SMITH Share) (4)	82.7%	80.4%	88.1%	82.7%
Annualized base rent of signed leases, not commenced (at 100% share) (5)	$1,268	$1,096	$172	$1,268
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (5)	$1,268	$1,096	$172	$1,268

(1)	Property rental revenue excludes straight-line rent adjustments, retail lease termination revenue and other non-cash GAAP adjustments, and includes payments associated with assumed lease liabilities.
(2)	NOI excludes $1.4 million of related party management fees at JBG SMITH Share. See definition of NOI on page 39.
(3)	Represents JBG SMITH's share of Free Rent for the three months ended December 31, 2025 multiplied by four.
(4)	2221 S. Clark Street – Residential and 900 W Street are excluded from the Percent Occupied metric as they are operated as short-term rental properties.
(5)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for retail spaces for which rent had not yet commenced as of December 31, 2025.

SUMMARY NOI - COMMERCIAL (NON-GAAP)	DECEMBER 31, 2025 (Unaudited)

Summary NOI – Commercial

dollars in thousands	NOI for the Three Months Ended December 31, 2025 at JBG SMITH Share
	Consolidated	Unconsolidated	National Landing	Other	Total
Number of operating assets	20	2	16	6	22
Property rental (1)	$48,029	$1,305	$39,926	$9,408	$49,334
Tenant expense reimbursement	7,199	86	6,331	954	7,285
Other revenue	4,246	42	3,826	462	4,288
Total revenue	59,474	1,433	50,083	10,824	60,907

Operating expenses	(25,988)	(343)	(21,761)	(4,570)	(26,331)
Ground rent expense	(315)	—	—	(315)	(315)
Total expenses	(26,303)	(343)	(21,761)	(4,885)	(26,646)

Operating Portfolio NOI (2)	$33,171	$1,090	$28,322	$5,939	$34,261

Annualized NOI (3)	$132,684	$4,360	$113,288	$23,756	$137,044
Additional Information
Free Rent (at 100% share)	$4,489	$254	$3,469	$1,274	$4,743
Free Rent (at JBG SMITH Share)	$4,489	$51	$3,469	$1,071	$4,540
Annualized Free Rent (at JBG SMITH Share) (4)	$17,956	$204	$13,876	$4,284	$18,160
% occupied (at JBG SMITH Share)	75.0%	75.3%	74.4%	77.4%	75.1%
Annualized base rent of signed leases, not commenced (at 100% share) (5)	$10,236	$—	$8,576	$1,660	$10,236
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (5)	$10,236	$—	$8,576	$1,660	$10,236

(1)	Property rental revenue excludes straight-line rent adjustments, commercial lease termination revenue and other non-cash GAAP adjustments, and includes payments associated with assumed lease liabilities.
(2)	NOI excludes $1.8 million of related party management fees at JBG SMITH Share. See definition of NOI on page 39.
(3)	Annualized NOI includes $0.7 million from a recently acquired asset, $4.3 million from 1101 17th Street, and $24.8 million from 1215, 1225 and 1235 S. Clark Street.
(4)	Represents JBG SMITH's share of Free Rent for the three months ended December 31, 2025 multiplied by four.
(5)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of December 31, 2025.

SIGNED BUT NOT YET COMMENCED LEASES	DECEMBER 31, 2025 (Unaudited)

Signed But Not Yet Commenced Leases

in thousands, at JBG SMITH Share		Total
		Annualized
		Estimated	Estimated Rent (1) for the Quarter Ending
Assets	C/U (2)	Rent (3)	March 31, 2026	June 30, 2026	September 30, 2026	December 31, 2026	March 31, 2027	June 30, 2027

Multifamily
Operating	C	$1,268	$—	$24	$137	$271	$317	$317

Commercial
Operating	C	$10,236	$222	$949	$2,194	$2,442	$2,497	$2,497

Total		$11,504	$222	$973	$2,331	$2,713	$2,814	$2,814

Note: Includes only leases for office and retail spaces for which rent had not yet commenced as of December 31, 2025.

(1)	Represents contractual monthly base rent before Free Rent, plus estimated tenant reimbursements for the month in which the lease is estimated to commence, multiplied by the applicable number of months for each quarter based on the lease's estimated commencement date.
(2)	"C" denotes a consolidated interest. "U" denotes an unconsolidated interest.
(3)	Represents contractual monthly base rent before Free Rent, plus estimated tenant reimbursements for the month in which the lease is expected to commence, multiplied by 12.

LEASING ACTIVITY - MULTIFAMILY	DECEMBER 31, 2025 (Unaudited)

Leasing Activity - Multifamily

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Effective new lease rates (1)	(8.1%)	1.3%	(1.1%)	2.6%
Effective renewal lease rates (1)	3.4%	4.0%	5.0%	6.6%
Effective blended lease rates (1)	(1.4%)	2.9%	2.3%	4.9%

Renewal rate	53.4%	58.8%	56.2%	60.2%

Note: At JBG SMITH Share. Includes assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared. Excludes non-market units and assets which are operated as short-term rental properties (2221 S. Clark Street - Residential and 900 W Street).

(1)	Average change in rent versus expiring rent, net of concessions. Excludes leases with lease terms less than nine months.

LEASING ACTIVITY - OFFICE	DECEMBER 31, 2025 (Unaudited)

Leasing Activity – Office

square feet in thousands, at JBG SMITH Share	Three Months Ended	Year Ended
	December 31, 2025	December 31, 2025
New Leasing:
Square feet leased	77	327
Initial rent (1)	$43.21	$45.76
Straight-line rent (2)	$45.08	$46.98
Weighted average lease term (years)	7.9	6.1
Weighted average Free Rent period (months)	9.4	5.9
Tenant improvements and leasing commissions per square foot per annum	$9.49	$10.26
Renewal Leasing:
Square feet leased	185	396
Initial rent (1)	$47.07	$49.36
Straight-line rent (2)	$45.24	$46.88
Weighted average lease term (years)	1.4	2.4
Weighted average Free Rent period (months)	0.6	2.0
Tenant improvements and leasing commissions per square foot per annum	$2.65	$2.58
Total Leasing:
Square feet leased	262	723
Initial rent (1)	$45.93	$47.73
Straight-line rent (2)	$45.19	$46.92
Weighted average lease term (years)	3.3	4.1
Weighted average Free Rent period (months)	3.1	3.7
Tenant improvements and leasing commissions per square foot per annum	$7.43	$7.76
Mark-to-Market on second-generation space:
Square feet leased	231	612
Cash basis:
Initial rent (1)	$46.11	$48.09
Prior escalated rent	$47.64	$48.69
% change	(3.2)%	(1.2)%
GAAP basis:
Straight-line rent (2)	$45.26	$47.09
Prior straight-line rent	$45.16	$46.71
% change	0.2%	0.8%

Note: The leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of the recognition of property rental revenue in accordance with GAAP. Second-generation space represents square footage that was vacant for less than nine months. Weighted average lease term is weighted by square footage and weighted average Free Rent period is weighted by Annualized Rent. Percentage rent is excluded from the initial rent, straight-line rent, Free Rent, and mark-to-market metrics.

(1)	Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include Free Rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot but are included in the GAAP basis rent per square foot.
(2)	Represents the GAAP basis weighted average rent per square foot that is recognized over the term of the respective leases, including the effect of Free Rent and fixed step-ups in rent.

LEASE EXPIRATIONS	DECEMBER 31, 2025 (Unaudited)

Lease Expirations

		At JBG SMITH Share
							Estimated
					% of		Annualized
			% of	Annualized	Total	Annualized	Rent Per
	Number		Total	Rent	Annualized	Rent Per	Square Foot at
Year of Lease Expiration	of Leases	Square Feet	Square Feet	(in thousands)	Rent	Square Foot	Expiration (1)
Month-to-Month	9	122,504	2.2%	$5,070	2.1%	$41.39	$41.39
2026	71	424,013	7.7%	20,334	8.2%	47.96	50.12
2027	57	784,095	14.3%	37,683	15.3%	48.06	51.52
2028	37	416,228	7.6%	19,171	7.8%	46.06	48.34
2029	41	361,007	6.6%	17,086	6.9%	47.33	51.01
2030	37	639,032	11.7%	30,113	12.2%	47.12	51.34
2031	39	641,617	11.7%	25,205	10.2%	39.28	42.16
2032	20	699,343	12.8%	28,349	11.5%	40.54	43.17
2033	28	361,490	6.6%	15,917	6.4%	44.03	53.07
2034	23	230,083	4.2%	11,910	4.8%	62.37	73.84
Thereafter	38	805,491	14.6%	35,992	14.6%	44.68	57.37
Total / Weighted Average	400	5,484,903	100.0%	$246,830	100.0%	$45.33	$50.46

Note: Includes all leases as of December 31, 2025 for which a tenant has taken occupancy for office and retail space within our operating portfolio and assuming no exercise of renewal options or early termination rights. The weighted average remaining lease term for the entire portfolio is 5.2 years.

(1)	Represents monthly base rent before Free Rent, plus tenant reimbursements, as of lease expiration multiplied by 12 and divided by square footage. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. Tenant reimbursements at lease expiration are estimated by escalating tenant reimbursements as of December 31, 2025, or management's estimate thereof, by 2.75% annually through the lease expiration year.

TENANT CONCENTRATION	DECEMBER 31, 2025 (Unaudited)

Tenant Concentration

dollars in thousands			At JBG SMITH Share
	Tenant	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent	% of Total Annualized Rent
1	U.S. Government (GSA)	30	1,452,629	26.5%	$58,304	23.6%
2	Amazon	3	357,339	6.5%	16,851	6.8%
3	Lockheed Martin Corporation	2	183,442	3.3%	9,393	3.8%
4	Accenture Federal Services LLC	2	123,706	2.3%	5,726	2.3%
5	Public Broadcasting Service	1	120,328	2.2%	5,260	2.1%
6	Whole Foods Market Group Inc	3	98,625	1.8%	3,909	1.6%
7	American Diabetes Association	1	80,998	1.5%	3,852	1.6%
8	Nooks LLC	3	76,328	1.4%	3,710	1.5%
9	Booz Allen Hamilton Inc	2	69,328	1.3%	3,501	1.4%
10	National Consumer Cooperative	1	65,736	1.2%	3,372	1.4%
11	The Aerospace Corporation	2	63,529	1.2%	2,943	1.2%
12	Technomics Inc	1	64,353	1.2%	2,904	1.2%
13	Na Ali'i Consulting & Sales LLC	1	53,645	1.0%	2,533	1.0%
14	DRS Tech Inc dba Finmeccanica	1	46,184	0.8%	2,283	0.9%
15	Dixon Hughes Goodman LLP	1	49,036	0.9%	2,282	0.9%
16	Conservation International Foundation	1	43,483	0.8%	2,148	0.9%
17	The Cadmus Group LLC	1	42,361	0.8%	2,036	0.8%
18	SAIC	2	38,310	0.7%	2,002	0.8%
19	American Systems	1	42,743	0.8%	1,956	0.8%
20	Alamo Drafthouse Cinemas	1	52,453	1.0%	1,941	0.8%
	Other	340	2,360,347	42.8%	109,924	44.6%
	Total	400	5,484,903	100.0%	$246,830	100.0%

Note: Includes all leases as of December 31, 2025 for which a tenant has taken occupancy for office and retail space within our operating portfolio.

INDUSTRY DIVERSITY	DECEMBER 31, 2025 (Unaudited)

Industry Diversity

dollars in thousands			At JBG SMITH Share
		Number of		% of Total	Annualized	% of Total
	Industry	Leases	Square Feet	Square Feet	Rent	Annualized Rent
1	Government Contractors	88	1,329,736	24.2%	$64,814	26.3%
2	Government	33	1,464,161	26.7%	58,910	23.9%
3	Business Services	44	914,808	16.7%	42,422	17.2%
4	Member Organizations	28	384,177	7.0%	19,380	7.9%
5	Food and Beverage	54	175,883	3.2%	9,205	3.7%
6	Communications	3	160,690	2.9%	7,255	2.9%
7	Health Services	26	181,611	3.3%	6,535	2.6%
8	Real Estate	21	134,800	2.5%	4,121	1.7%
9	Legal Services	10	85,448	1.6%	4,106	1.7%
10	Educational Services	4	41,699	0.8%	2,161	0.9%
	Other	89	611,890	11.1%	27,921	11.2%
	Total	400	5,484,903	100.0%	$246,830	100.0%

Note: Includes all leases as of December 31, 2025 for which a tenant has taken occupancy for office and retail space within our operating portfolio.

PROPERTY TABLE - MULTIFAMILY	DECEMBER 31, 2025 (Unaudited)

Property Table – Multifamily

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q4 2024 ‑ 2025 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2024 - 2025	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3)	Foot (4)

National Landing
RiverHouse Apartments (Ashley, James and Potomac)	National Landing	100.0%	C	Y / Y	1960 / 2014	1,676	1,326,219	1,324,889	1,330	91.8%	90.7%	100.0%	$39,520	$2,165	$2.75
The Bartlett	National Landing	100.0%	C	Y / Y	2016 / N/A	699	619,372	577,295	42,077	95.5%	93.8%	100.0%	26,082	3,106	3.77
Reva	National Landing	100.0%	C	N / N	2024 / N/A	471	324,188	310,417	13,771	77.8%	76.9%	38.5%	12,408	2,775	4.20
The Grace	National Landing	100.0%	C	N / N	2024 / N/A	337	311,903	287,229	24,674	86.1%	83.4%	81.8%	13,390	3,667	4.28
220 20th Street	National Landing	100.0%	C	Y / Y	2009 / N/A	265	271,476	269,913	1,563	95.1%	95.1%	100.0%	9,378	3,078	3.02
2221 S. Clark Street- Residential (5)	National Landing	100.0%	C	Y / Y	1964 / 2016	216	96,948	96,948	—	73.2%	71.6%	—	4,341	2,340	4.90

DC
The Wren	U Street/Shaw	100.0%	C	Y / Y	2020 / N/A	433	332,682	289,686	42,996	92.6%	90.8%	100.0%	$11,718	$2,205	$3.37
F1RST Residences	Ballpark	100.0%	C	Y / Y	2017 / N/A	325	270,928	249,456	21,472	89.2%	88.0%	100.0%	10,220	2,519	3.25
Atlantic Plumbing	U Street/Shaw	100.0%	C	Y / Y	2015 / N/A	310	245,228	221,788	23,440	91.8%	91.0%	90.7%	10,249	2,724	3.78
1221 Van Street	Ballpark	100.0%	C	Y / Y	2018 / N/A	291	225,592	202,715	22,877	85.5%	82.8%	100.0%	8,740	2,521	3.60
901 W Street	U Street/Shaw	100.0%	C	Y / Y	2019 / N/A	161	154,340	135,499	18,841	89.8%	88.2%	74.6%	5,645	2,744	3.26
900 W Street (5)	U Street/Shaw	100.0%	C	Y / Y	2019 / N/A	95	71,050	71,050	—	45.3%	32.6%	—	1,611	4,330	6.46
West Half	Ballpark	60.0%	C	Y / Y	2019 / N/A	465	385,372	343,089	42,283	87.4%	86.5%	83.1%	15,414	2,694	3.66

Total / Weighted Average (5)						5,744	4,635,298	4,379,974	255,324	90.2%	88.7%	89.4%	$162,764	$2,610	$3.36

Recently Delivered

National Landing
Valen (6)	National Landing	100.0%	C	N / N	2025 / N/A	355	302,803	291,707	11,096	34.8%	33.2%	—	$4,539	$3,206	$3.91
The Zoe	National Landing	100.0%	C	N / N	2025 / N/A	420	274,995	266,879	8,116	51.2%	48.8%	100.0%	6,700	2,601	4.31

Total / Weighted Average						775	577,798	558,586	19,212	42.6%	41.7%	42.2%	$11,239	$2,822	$4.14

Operating - Total / Weighted Average (5)						6,519	5,213,096	4,938,560	274,536	84.8%	82.8%	86.1%	$174,003	$2,624	$3.40

PROPERTY TABLE - MULTIFAMILY	DECEMBER 31, 2025 (Unaudited)

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q4 2024 ‑ 2025 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2024 - 2025	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3)	Foot (4)

Totals at JBG SMITH Share (5)

National Landing						3,664	2,950,106	2,866,691	83,415	90.7%	89.1%	84.5%	$100,778	$2,650	$3.29
DC						1,894	1,531,043	1,376,047	154,996	89.6%	88.1%	92.7%	55,820	2,525	3.49
In-Service assets						5,558	4,481,149	4,242,738	238,411	90.3%	88.7%	89.8%	$156,598	$2,607	$3.35
Recently Delivered assets						775	577,798	558,586	19,212	42.6%	41.7%	42.2%	11,239	2,822	4.14
Operating - Total/Weighted Average						6,333	5,058,947	4,801,324	257,623	84.7%	82.7%	86.3%	$167,837	$2,621	$3.40

Number of Assets and Total Square Feet/Units Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet/Units	Square Feet/Units
Q3 2025	14	4,910,332 SF/ 6,164 Units	4,756,183 SF/ 5,978 Units
Acquisitions	—	—	—
Placed into service (6)	1	302,803 SF / 355 Units	302,803 SF / 355 Units
Dispositions	—	—	—
Out-of-service adjustment	—	—	—
Portfolio reclassification	—	—	—
Building re-measurements	—	(39) SF	(39) SF
Q4 2025	15	5,213,096 SF/ 6,519 Units	5,058,947 SF/ 6,333 Units

Note: At 100% share, unless otherwise noted.

(1)	"C" denotes a consolidated interest and "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as Same Store and "N" denotes an asset as Non-Same Store.
(3)	Represents multifamily rent divided by occupied multifamily units; retail rent is excluded from this metric. Occupied units may differ from leased units because leased units include leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(4)	Represents multifamily rent divided by occupied multifamily square footage; retail rent and retail square footage are excluded from this metric. Occupied multifamily square footage may differ from leased multifamily square footage because leased multifamily square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(5)	2221 S. Clark Street – Residential and 900 W Street are excluded from Percent Leased, Percent Occupied, Annualized Rent, Monthly Rent Per Unit and Monthly Rent per Square Foot metrics as they are operated as short-term rental properties.
(6)	In Q3 2025, we completed the construction of Valen and placed it into service in Q4 2025.

PROPERTY TABLE - COMMERCIAL	DECEMBER 31, 2025 (Unaudited)

Property Table – Commercial

													Office
													Annualized
				Same Store (2):								Annualized	Rent Per
		%		Q4 2024 ‑ 2025 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2024 - 2025	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)

National Landing
1550 Crystal Drive (4)	National Landing	100.0%	C	Y / Y	1980 / 2020	555,236	449,936	105,300	90.1%	87.3%	98.9%	$22,936	$46.53
2121 Crystal Drive	National Landing	100.0%	C	Y / Y	1985 / 2006	509,595	504,008	5,587	66.8%	64.7%	100.0%	16,629	50.85
2345 Crystal Drive	National Landing	100.0%	C	Y / Y	1988 / 2019	499,635	489,010	10,625	33.3%	32.4%	74.3%	7,948	50.09
2231 Crystal Drive	National Landing	100.0%	C	Y / Y	1987 / 2009	468,755	416,828	51,927	69.1%	65.6%	97.4%	15,296	48.51
2011 Crystal Drive	National Landing	100.0%	C	Y / Y	1984 / 2006	441,634	427,710	13,924	68.8%	49.1%	51.4%	10,084	47.99
2451 Crystal Drive	National Landing	100.0%	C	Y / Y	1990 / 2019	402,276	390,219	12,057	85.4%	85.2%	92.6%	15,355	50.52
241 18th Street S. (4)	National Landing	100.0%	C	Y / Y	1977 / 2013	337,053	334,042	3,011	88.3%	85.2%	100.0%	12,675	44.34
201 12th Street S.	National Landing	100.0%	C	Y / Y	1987 / 2014	335,231	323,018	12,213	89.2%	88.8%	100.0%	12,458	41.50
251 18th Street S. (4)	National Landing	100.0%	C	Y / Y	1975 / 2013	301,809	297,429	4,380	94.3%	95.5%	12.2%	13,793	48.43
1770 Crystal Drive	National Landing	100.0%	C	Y / Y	2020 / N/A	273,787	259,651	14,136	98.3%	100.0%	67.8%	12,835	47.06
200 12th Street S.	National Landing	100.0%	C	Y / Y	1985 / 2013	202,761	202,761	—	52.8%	52.8%	—	4,995	46.62
1901 South Bell Street (4)	National Landing	100.0%	C	Y / Y	1968 / 2008	71,986	71,986	—	100.0%	100.0%	—	2,796	38.84
Crystal Drive Retail (4)	National Landing	100.0%	C	Y / Y	2003 / 2004	44,094	—	44,094	86.6%	—	86.6%	1,908	—

1235 S. Clark Street	National Landing	100.0%	C	Y / Y	1981 / 2007	384,688	336,342	48,346	67.2%	62.8%	97.8%	10,301	43.41
1215 S. Clark Street	National Landing	100.0%	C	Y / Y	1983 / 2016	336,159	333,546	2,613	99.6%	100.0%	44.5%	11,546	34.49
1225 S. Clark Street	National Landing	100.0%	C	Y / Y	1982 / 2013	276,184	263,334	12,850	99.1%	100.0%	80.9%	11,725	43.74

Other
Tysons Dulles Plaza	Tysons	100.0%	C	N / N	1988 / 2020	491,494	450,721	40,773	69.4%	69.4%	70.1%	$14,806	$43.77
800 North Glebe Road	Ballston	100.0%	C	Y / Y	2012 / N/A	306,210	279,848	26,362	83.1%	82.2%	92.4%	12,259	48.08
One Democracy Plaza (5) (6)	Bethesda- Rock Spring	100.0%	C	Y / Y	1987 / 2013	213,417	211,249	2,168	84.2%	84.0%	100.0%	5,295	29.59
1101 17th Street	DC CBD	100.0%	C	Y / Y	1964 / 1999	210,451	200,697	9,754	84.2%	84.3%	82.8%	9,702	53.98
Dulles View (6) (7)	Dulles	60.0%	U	N / N	2008 / N/A	354,378	354,378	—	70.7%	70.7%	—	9,776	39.02
4747 Bethesda Avenue (8)	Bethesda CBD	20.0%	U	Y / Y	2019 / N/A	300,535	286,226	14,309	92.8%	92.4%	100.0%	21,528	74.77

Operating - Total / Weighted Average						7,317,368	6,882,939	434,429	77.8%	75.5%	88.9%	$256,646	$46.53

Total at JBG SMITH Share
National Landing Unlevered						4,443,852	4,166,598	277,254	75.3%	71.7%	90.2%	$149,708	$47.23
National Landing Levered						997,031	933,222	63,809	86.9%	86.6%	92.2%	33,572	39.84
Other						1,494,306	1,412,387	81,919	77.5%	77.4%	80.6%	52,234	44.80
Operating - Total / Weighted Average						6,935,189	6,512,207	422,982	77.5%	75.1%	88.6%	$235,514	$45.45

PROPERTY TABLE - COMMERCIAL	DECEMBER 31, 2025 (Unaudited)

Number of Assets and Total Square Feet Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet	Square Feet
Q3 2025	21	6,970,033	6,729,605
Acquisitions (7)	1	354,378	212,627
Placed into service	—	—	—
Dispositions	—	—	—
Out-of-service adjustment	—	(7,110)	(7,110)
Portfolio reclassification	—	—	—
Building re-measurements	—	67	67
Other	—	—	—

Q4 2025	22	7,317,368	6,935,189

Note:  At 100% share, unless otherwise noted.

(1)	"C" denotes a consolidated interest and "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as Same Store and "N" denotes an asset as Non-Same Store.
(3)	Represents annualized office rent divided by occupied office square footage; annualized retail rent and retail square footage are excluded from this metric. Annualized Rent and Annualized Rent per Square Foot exclude percentage rent and the square footage of tenants that only pay percentage rent. Occupied office square footage may differ from leased office square footage because leased office square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(4)	The following assets contain space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from Square Feet, leased, and occupancy metrics.

		Not Available
Commercial Asset	In-Service	for Lease
1550 Crystal Drive	555,236	4,281
241 18th Street S.	337,053	26,557
251 18th Street S.	301,809	38,678
1901 South Bell Street	71,986	202,926
Crystal Drive Retail	44,094	85,052
2221 S. Clark Street - Office	-	35,182

(5)	Subject to a ground lease with an expiration date of 11/17/2084.
(6)	Not Metro-Served.
(7)	In December 2025, we acquired Dulles View, consisting of two commercial buildings in Herndon, Virginia, through a real estate venture, for $31.5 million of which our share was $18.9 million.
(8)	Includes JBG SMITH's corporate office lease of 62,645 SF.

PROPERTY TABLE – DEVELOPMENT PIPELINE	DECEMBER 31, 2025 (Unaudited)

Property Table – Development

dollars in thousands, at JBG SMITH Share

	Estimated Potential Development Density (SF)
Submarket	Total	Multifamily	Office	Retail

National Landing (1)	3,395,700	2,659,700	656,400	79,600
DC	175,700	42,700	133,000	—
	3,571,400	2,702,400	789,400	79,600

Historical Cost (2)	$ 224,681

Note: Excludes unentitled land parcels and land parcels controlled through an option agreement.

(1)	In February 2026, we sold Potomac Yard Landbay H, a land parcel with 347,700 SF of potential development density, for $50.7 million.
(2)	Historical Cost includes certain intangible assets, such as option and transferable density rights values; and excludes certain GAAP adjustments, such as capitalized interest and ground lease costs. See definition of Historical Cost on page 38.

DISPOSITION AND RECAPITALIZATION ACTIVITY	DECEMBER 31, 2025 (Unaudited)

Disposition Activity

dollars in thousands, at JBG SMITH Share

					Units /		Gross Sales
Assets	% Ownership	Asset Type	Location	Date Disposed	Total Square Feet		Price

Q1 2025
8001 Woodmont	100.0%	Multifamily	Bethesda, MD	February 19, 2025	322 Units / 19,542 Retail SF		$194,000

Q2 2025
Capitol Point - North	100.0%	Development Pipeline	Washington, DC	June 20, 2025	451,400 SF	(1)	$11,000
WestEnd25	100.0%	Multifamily	Washington, DC	June 25, 2025	283 Units		186,000
Subtotal							$197,000

Q3 2025
The Batley	100.0%	Multifamily	Washington, DC	July 10, 2025	432 Units		$155,000

Q4 2025
2100 Crystal Drive	100.0%	Development Pipeline	Arlington, VA	December 9, 2025	258,900 SF	(1)	$8,000

Total							$554,000

Q1 2026 (To Date)
Potomac Yard Landbay H	100.0%	Development Pipeline	Alexandria, VA	February 11, 2026	347,700 SF	(1)	$50,700

(1)	Square footage represents estimated potential development density.

Recapitalization Activity:

On May 28, 2025, we sold a 40.0% interest in a real estate venture that owns West Half, a multifamily asset with 465 units in Washington, DC, for $100.0 million.

Other Activity:

On July 16, 2025, we received proceeds of $6.0 million related to permanent land easement transactions across various parcels in National Landing.

On November 25, 2025, we sold our 2.5% interest in a real estate venture that owned a development parcel in Washington, DC, for $325,000.

DEBT SUMMARY	DECEMBER 31, 2025 (Unaudited)

Debt Summary

dollars in thousands, at JBG SMITH Share
	2026	2027	2028	2029	2030	Total

Consolidated and Unconsolidated Principal Balance
Unsecured Debt:
Revolving credit facility ($750 million commitment)	$—	$205,000	$—	$—	$—	$205,000
Term loans ($720 million commitment)	—	200,000	520,000	—	—	720,000
Total unsecured debt	—	405,000	520,000	—	—	925,000
Secured Debt:
Consolidated principal balance	164,902	267,771	85,000	273,620	830,296	1,621,589
Unconsolidated principal balance	—	35,000	—	—	—	35,000
Total secured debt	164,902	302,771	85,000	273,620	830,296	1,656,589

Total Consolidated and Unconsolidated Principal Balance	$164,902	$707,771	$605,000	$273,620	$830,296	$2,581,589

% of total debt maturing	6.4%	27.4%	23.4%	10.6%	32.2%	100.0%
% floating rate (1)	63.7%	61.3%	14.0%	—	26.1%	32.6%
% fixed rate (2)	36.3%	38.7%	86.0%	100.0%	73.9%	67.4%

Weighted Average Interest Rates
Variable rate (3)	5.04%	5.64%	5.39%	—	4.50%	5.25%
Fixed rate	3.40%	5.04%	4.58%	5.19%	5.49%	5.03%
Total Weighted Average Interest Rates	4.44%	5.41%	4.69%	5.19%	5.23%	5.10%

	Revolving Credit Facility and Term Loans
	Revolving				Total/
	Credit	Tranche A‑1	Tranche A‑2	2023	Weighted
	Facility	Term Loan (6)	Term Loan	Term Loan	Average
Credit limit	$750,000	$200,000	$400,000	$120,000	$1,470,000
Outstanding principal balance	$205,000	$200,000	$400,000	$120,000	$925,000
Letters of credit	$4,790	$—	$—	$—	$4,790
Undrawn capacity	$540,210	$—	$—	$—	$540,210
Interest rate spread (4)	1.59%	1.44%	1.49%	1.50%	1.50%
All-In interest rate (5)	5.46%	5.44%	4.30%	5.51%	4.96%
Initial maturity date	Jun‑27	Jan‑27	Jan‑28	Jun‑28	—

Note: Amounts shown based on initial maturity date.

(1)	Floating rate debt includes floating rate loans with interest rate caps.
(2)	Fixed rate debt includes floating rate loans with interest rate swaps. Including interest rate caps, 84.7% of our debt is fixed or hedged.
(3)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and debt at JBG SMITH Share was 3.18% and 3.27%, and the weighted average maturity date of the interest rate caps is in Q4 2026. The interest rate cap strike is exclusive of the credit spreads associated with the loans.
(4)	The interest rate for the revolving credit facility excludes a 0.20% facility fee.
(5)	The all-in interest rate is inclusive of interest rate swaps. As of December 31, 2025, we had interest rates swaps for the Tranche A-1 Term Loan, the Tranche A-2 Term Loan and the 2023 Term Loan.
(6)	In January 2026, we extended the maturity date by one year to January 2027.

DEBT BY INSTRUMENT	DECEMBER 31, 2025 (Unaudited)

Debt by Instrument

dollars in thousands			Stated	Interest	Current	Initial	Extended
	%	Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	Ownership	Balance	Rate	Hedge (1)	Interest Rate (2)	Date	Date (3)

Consolidated
1101 17th Street	100.0%	$59,902	3.40%	Fixed	3.40%	07/14/26	07/14/26
1215 S. Clark Street	100.0%	105,000	S + 1.35%	—	5.04%	12/22/26	12/22/26
Tranche A‑1 Term Loan (4)	100.0%	200,000	S + 1.44%	Swap	5.44%	01/14/27	01/14/27
The Zoe and Valen (5)	100.0%	194,092	S + 2.25%	Cap	5.94%	01/22/27	01/22/27
1235 S. Clark Street	100.0%	73,679	3.94%	Fixed	3.94%	11/01/27	11/01/27
Tranche A‑2 Term Loan	100.0%	400,000	S + 1.49%	Swap	4.30%	01/13/28	01/13/28
Revolving Credit Facility (6)	100.0%	205,000	S + 1.59%	—	5.46%	06/29/27	06/29/28
2023 Term Loan	100.0%	120,000	S + 1.50%	Swap	5.51%	06/29/28	06/29/28
1225 S. Clark Street	100.0%	85,000	S + 1.70%	—	5.39%	07/27/28	07/27/28
The Grace and Reva	100.0%	273,620	5.19%	Fixed	5.19%	12/01/29	12/01/29
Multifamily Credit Facility (The Wren and F1RST Residences)	100.0%	187,557	5.13%	Fixed	5.13%	02/01/30	02/01/30
RiverHouse Apartments (Ashley and Potomac)	100.0%	258,936	5.03%	Fixed	5.03%	04/01/30	04/01/30
1221 Van Street	100.0%	86,994	S + 2.62%	Swap	6.59%	08/01/30	08/01/30
220 20th Street	100.0%	80,002	S + 2.62%	Swap	6.60%	08/01/30	08/01/30
The Bartlett (7)	100.0%	216,807	S + 2.62%	Cap	4.50%	08/01/30	08/01/30
Total Consolidated Principal Balance		2,546,589
Deferred financing costs and premium / (discount) - mortgage loans		(42,431)
Deferred financing costs - revolving credit facility and term loans		(5,954)
Total Consolidated Indebtedness		$2,498,204

Total Consolidated Indebtedness (net of premium / (discount) and deferred financing costs)
Mortgage loans		$1,579,158
Revolving credit facility		205,000
Deferred financing costs, net (included in other assets)		(4,362)
Term loans		718,408
Total Consolidated Indebtedness		$2,498,204

DEBT BY INSTRUMENT	DECEMBER 31, 2025 (Unaudited)

dollars in thousands			Stated	Interest	Current	Initial	Extended
	%	Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	Ownership	Balance	Rate	Hedge (1)	Interest Rate (2)	Date	Date (3)

Unconsolidated
4747 Bethesda Avenue (8)	20.0%	$175,000	S + 1.35%	Cap	5.04%	02/20/27	02/20/27
Deferred financing costs and premium / (discount) - mortgage loans		(3,084)
Total Unconsolidated Indebtedness		$171,916

Principal Balance at JBG SMITH Share
Consolidated principal balance at JBG SMITH Share		$2,546,589
Unconsolidated principal balance at JBG SMITH Share		35,000
Total Consolidated and Unconsolidated Principal Balance at JBG SMITH Share		$2,581,589

Indebtedness at JBG SMITH Share (net of premium / (discount) and deferred financing costs)
Consolidated indebtedness at JBG SMITH Share		$2,498,204
Unconsolidated indebtedness at JBG SMITH Share		34,383
Total Consolidated and Unconsolidated Indebtedness at JBG SMITH Share		$2,532,587

(1)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and debt at JBG SMITH Share was 3.18% and 3.27%, and the weighted average maturity date of the interest rate caps is in Q4 2026. The interest rate cap strike is exclusive of the credit spreads associated with the loans.
(2)	December 31, 2025 one-month term SOFR of 3.69% applied to loans which are denoted as floating (no swap) or floating with a cap, except as otherwise noted.
(3)	Represents the maturity date based on execution of all extension options. Many of these extensions are subject to lender covenant tests.
(4)	In January 2026, we extended the maturity date by one year to January 2027.
(5)	The maximum principal balance of this loan is $208.5 million. The cap strike rate for this loan is 4.50%.
(6)	December 31, 2025 daily SOFR of 3.87% applied to the revolving credit facility.
(7)	The cap strike rate for this loan is 1.99%.
(8)	The cap strike rate for this loan is 4.38%.

DEFINITIONS	DECEMBER 31, 2025

Definitions

"Annualized Rent" is defined as (i) for multifamily assets, or the multifamily component of a mixed-use asset, the in-place monthly base rent before Free Rent as of December 31, 2025, multiplied by 12, and (ii) for commercial assets, or the retail component of a mixed-use asset, the in-place monthly base rent before Free Rent, plus tenant reimbursements as of December 31, 2025, multiplied by 12. Annualized Rent excludes rent from leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics) and percentage rent.

"Annualized Rent per Square Foot" is defined as (i) for multifamily assets, in-place monthly base rent before Free Rent divided by occupied multifamily square feet; annualized retail rent and retail square feet are excluded from this metric and (ii) for commercial assets, annualized office rent divided by occupied office square feet and annualized retail rent divided by occupied retail square feet. Excludes percentage rent and the square footage of tenants that only pay percentage rent. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).

"Development Pipeline" refers to owned and entitled land on which we have the potential to commence construction subject to completion of design and/or market conditions. Excludes unentitled land parcels and land parcels controlled through an option agreement.

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps and caps) and certain non-cash expenses (primarily depreciation and amortization expense on our assets). EBITDAre is computed in accordance with the definition established by Nareit. Nareit defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expense, gains (losses) on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate and intangible assets, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, litigation costs and income from investments. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results. A reconciliation of net income (loss) to EBITDA, EBITDAre and Adjusted EBITDA is presented on page 13.

"Estimated Potential Development Density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned as of December 31, 2025. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that Estimated Potential Development Density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

"First-generation" is a lease on space that had been vacant for at least nine months or a lease on newly delivered space.

"Free Rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by Nareit in the Nareit FFO White Paper - 2018 Restatement. Nareit defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and

DEFINITIONS	DECEMBER 31, 2025

amortization expense related to real estate, gains (losses) from the sale of certain real estate assets, gains (losses) from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items which we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate and intangible assets, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, litigation costs, income from investments, amortization of the management contracts intangible and the mark-to-market of derivative instruments, including our share of such adjustments for unconsolidated real estate ventures.

FAD represents Core FFO adjusted for recurring capital expenditures and Second-generation tenant improvements and leasing commissions, net deferred rent activity, lease incentive amortization, accretion of acquired below-market leases, net of amortization of acquired above-market leases, third-party lease liability assumption payments, recurring share-based compensation expense,  amortization of debt issuance costs and other non-cash income and charges, including our share of such adjustments for unconsolidated real estate ventures. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions, and other non-comparable income and expenses. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies. A reconciliation of net income (loss) to FFO, Core FFO and FAD is presented on pages 14-15.

"GAAP" means accounting principles generally accepted in the United States of America.

"Historical Cost" is a non-GAAP measure which includes the total Historical Cost incurred by JBG SMITH with respect to the development of an asset, including any acquisition costs, hard costs, soft costs, tenant improvements (excluding Free Rent converted to tenant improvement allowances), leasing costs and other similar costs, but excluding any financing costs and ground rent expenses incurred as of December 31, 2025.

"In-Service" refers to multifamily or commercial operating assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of December 31, 2025.

"JBG SMITH Share" or "our share" refer to our ownership percentage of consolidated and unconsolidated assets in real estate ventures, but exclude our 10.0% subordinated interest in one commercial building and our 33.5% subordinated interest in four commercial buildings, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures; these interests and debt are excluded because our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

"Metro-Served" means locations, submarkets or assets that are within 0.5 miles of an existing or planned Metro station.

"Monthly Rent Per Unit" represents multifamily rent for the month ended December 31, 2025 divided by occupied units; retail rent is excluded from this metric.

"Net Debt" is a non-GAAP financial measurement. Net Debt represents our total consolidated and unconsolidated indebtedness less cash and cash equivalents at our share. Net Debt is an important component in the calculations of Net Debt to Annualized Adjusted EBITDA and Net Debt / total enterprise value. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt as part of the management of our overall financial flexibility, capital structure and leverage. We may utilize a considerable portion of our cash and cash equivalents at any given time for purposes other than debt reduction. In addition, cash and cash equivalents at our share may not be solely controlled by us.

DEFINITIONS	DECEMBER 31, 2025

The deduction of cash and cash equivalents at our share from consolidated and unconsolidated indebtedness in the calculation of Net Debt, therefore, should not be understood to mean that it is available exclusively for debt reduction at any given time.

Net Operating Income ("NOI"),"Same Store NOI" and "Annualized NOI" are non-GAAP financial measures management uses to assess an asset's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI, Same Store NOI and Annualized NOI provide useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of Free Rent and payments associated with assumed lease liabilities) less operating expenses and ground rent for operating leases, if applicable. NOI excludes deferred (straight-line) rent, commercial lease termination revenue, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI, which includes our proportionate share of revenue and expenses attributable to real estate ventures, as a supplemental performance measure and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other real estate investment trusts that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI represents NOI for the three months ended December 31, 2025 multiplied by four. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this Investor Package. There can be no assurance that the Annualized NOI shown will reflect our actual results of operations over any 12-month period.

"Non-Same Store" refers to all operating assets excluded from the Same Store pool.

"Percent Leased" is based on leases signed as of December 31, 2025, and is calculated as total rentable square feet less rentable square feet available for lease divided by total rentable square feet expressed as a percentage. Out-of-service square feet are excluded from this calculation.

"Percent Occupied" is based on occupied rentable square feet/units as of December 31, 2025, and is calculated as: (i) for multifamily space, total units less unoccupied units divided by total units, expressed as a percentage, and (ii) for office and retail space, total rentable square feet less unoccupied square feet divided by total rentable square feet. Out-of-service square feet and units are excluded from this calculation.

"Pro Rata Adjusted General and Administrative Expenses," a non-GAAP financial measure, represents general and administrative expenses adjusted for the general and administrative expenses of our third-party real estate services business that are directly reimbursed. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to assess our general and administrative expenses as compared to similar real estate companies and in general.

"Recently Delivered" refers to multifamily and commercial assets that are below 90% leased and have been delivered within the 12 months ended December 31, 2025.

"Same Store" refers to the pool of assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

DEFINITIONS	DECEMBER 31, 2025

"Second-generation" is a lease on space that had been vacant for less than nine months.

"Signed But Not Yet Commenced Leases" means leases that, as of December 31, 2025, have been executed but for which rent has not commenced.

"SOFR" means the Secured Overnight Financing Rate.

"Square Feet" or "SF" refers to the area that can be rented to tenants, defined as (i) for multifamily assets, management's estimate of approximate rentable square feet, (ii) for commercial assets, rentable square footage defined in the current lease and for vacant space the rentable square footage defined in the previous lease for that space and (iii) for assets in the Development Pipeline, management's estimate of developable gross square feet based on current business plans with respect to real estate owned as of December 31, 2025.

"Transaction and Other Costs" include costs related to completed, potential and pursued transactions, demolition costs, severance and other costs.

"Under-Construction" refers to assets that were under construction during the period.

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APPENDIX – INTEREST EXPENSE	DECEMBER 31, 2025 (Unaudited)

Appendix – Interest Expense

	Three Months Ended December 31, 2025
in thousands	Consolidated	Unconsolidated Real Estate Ventures (1)	X	Total

Interest Expense
Interest expense before capitalized interest	$33,415	$485		$33,900
Amortization of deferred financing costs	3,227	169		3,396
Net unrealized gain on non-designated derivatives (2)	(28)	—		(28)
Capitalized interest	(129)	—		(129)
Total	$36,485	$654		$37,139

	Year Ended December 31, 2025
in thousands	Consolidated	Unconsolidated Real Estate Ventures (1)	X	Total

Interest Expense
Interest expense before capitalized interest	$133,689	$3,096		$136,785
Amortization of deferred financing costs	14,637	686		15,323
Net unrealized gain on non-designated derivatives (2)	(87)	—		(87)
Capitalized interest	(6,202)	—		(6,202)
Total	$142,037	$3,782		$145,819

(1)	At JBG SMITH Share.
(2)	Non-designated derivatives refer to certain derivative financial instruments, consisting of interest rate cap agreements, that do not meet the accounting requirements to be classified as hedging instruments. These derivatives are carried at their estimated fair value with realized and unrealized gains and losses recorded in "Interest expense" in our Condensed Consolidated Statements of Operations.

APPENDIX – TRANSACTION AND OTHER COSTS	DECEMBER 31, 2025 (Unaudited)

Appendix – Transaction and Other Costs

	Three Months Ended December 31,			Year Ended December 31,
in thousands	2025	2024	X	2025	2024

Transaction and Other Costs
Completed, potential and pursued transaction expenses	$237	$692		$2,940	$2,340
Severance and other costs	633	1,260		2,737	2,333
Demolition costs	102	360		546	644

Total	$972	$2,312		$6,223	$5,317

APPENDIX – NOI RECONCILIATIONS (NON-GAAP)	DECEMBER 31, 2025 (Unaudited)

Appendix - NOI Reconciliations

dollars in thousands	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net loss attributable to common shareholders	$(45,547)	$(59,897)	$(139,063)	$(143,526)
Net loss attributable to redeemable noncontrolling interests	(10,623)	(9,849)	(28,998)	(22,202)
Net loss attributable to noncontrolling interests	—	(1,094)	—	(12,025)
Net loss	(56,170)	(70,840)	(168,061)	(177,753)
Add:
Depreciation and amortization expense	46,753	49,969	190,064	208,180
General and administrative expense:
Corporate and other	13,678	14,935	59,169	58,790
Third-party real estate services	16,903	17,199	60,594	74,264
Transaction and Other Costs	972	2,312	6,223	5,317
Interest expense	36,485	36,668	142,037	134,068
(Gain) loss on the extinguishment of debt, net	—	(9,192)	2,402	(9,235)
Impairment loss	20,780	37,191	65,847	55,427
Income tax expense (benefit)	(4,473)	802	(3,830)	762
Less:
Third-party real estate services, including reimbursements revenue	17,797	17,139	62,227	69,465
Loss from unconsolidated real estate ventures, net	(4,255)	(7,126)	(4,420)	(7,122)
Interest and other income, net	610	1,493	4,211	11,598
Gain (loss) on the sale of real estate, net	(396)	2,313	46,633	(2,753)
Adjustments:
NOI attributable to unconsolidated real estate ventures at our share	873	1,302	4,162	6,808
Real estate venture partner’s share of NOI attributable to consolidated real estate ventures	(788)	—	(1,975)	—
Non-cash rent adjustments (1)	(1,233)	(1,726)	2,838	(9,482)
Other adjustments (2)	304	1,053	(687)	1,321
Total adjustments	(844)	629	4,338	(1,353)
NOI	$60,328	$65,854	$250,132	$277,279
Less: out-of-service NOI loss (3)	(1,003)	(2,289)	(6,368)	(9,922)
Operating Portfolio NOI	$61,331	$68,143	$256,500	$287,201
Non-Same Store NOI (4)	7,685	12,171	34,140	52,871
Same Store NOI (5)	$53,646	$55,972	$222,360	$234,330

Change in Same Store NOI	(4.2)%		(5.1)%
Number of properties in Same Store pool	33		33

(1)	Adjustment to exclude deferred (straight-line) rent, above/below market lease amortization/accretion and lease incentive amortization.
(2)	Adjustment to exclude commercial lease termination revenue, related party management fees and corporate entity activity.
(3)	Includes the results of our Under-Construction assets and assets in the Development Pipeline.
(4)	Includes the results of properties that were not In-Service for the entirety of both periods being compared, including disposed properties, and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the properties that are owned, operated and In-Service for the entirety of both periods being compared.

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